                                                                  Exhibit (a)(1)


 This document is important and requires your immediate attention. If you are in doubt as to how to deal with it,
  you should consult your investment dealer, broker, bank manager, lawyer or other advisor

                          Offer to Purchase for Cash

                        All Outstanding Ordinary Shares
                                      of
                  INTERNATIONAL COMFORT PRODUCTS CORPORATION
                                      at
                              US$11.75 Per Share
                                      by
                           TITAN ACQUISITIONS, LTD.

                         A Wholly Owned Subsidiary of
                        UNITED TECHNOLOGIES CORPORATION


           THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, TORONTO TIME, ON
            WEDNESDAY, JULY 28, 1999, UNLESS EXTENDED OR WITHDRAWN


  The Offer (as defined herein) is subject to certain conditions, including that there are validly tendered and not withdrawn at the Expiry Time (as defined herein) a number of Shares (as defined herein) that, together with any Shares held by or on behalf of United Technologies Corporation, represents not less than 71% of the Shares outstanding (calculated on a fully diluted basis) at the Expiry Time. See Section 5. Tendered Shares may be withdrawn at any time prior to the Expiry Time. Titan Acquisitions, Ltd. ("Purchaser") intends to acquire all Shares remaining untendered after the Offer, at the same price per Share as in the Offer, through a share consolidation, compulsory acquisition or other second stage transaction. See Section 13.

  Purchaser has entered into an agreement with certain shareholders pursuant to which, among other things, such holders have agreed, subject to terms and conditions described in Section 13, to validly tender an aggregate of 15,809,508 Shares, constituting approximately 36.9% of the Shares on a fully diluted basis.

  The Board of Directors of International Comfort Products Corporation has, by the unanimous vote of all Directors present, recommended that holders of Shares accept the Offer and tender all their Shares pursuant to the Offer.

  Shareholders who wish to tender Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the U.S. or Canadian Depositary (as defined herein) and either deliver the certificates for such Shares to the U.S. or Canadian Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction for them. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  All payments will be made in U.S. dollars, unless the holder tenders Shares to the Canadian Depositary and elects to receive payment in Canadian dollars by checking the appropriate box in the Letter of Transmittal, with the amount determined based on the market rate of exchange obtained by Purchaser (net of any applicable commissions or exchange charges) on the business day immediately preceding the date of the delivery of such payment by such Depositary.

  Questions and requests for assistance may be directed to the Information Agent, either Depositary or, in the case of questions and requests from U.S. investors only, the U.S. Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

                                ---------------

           The Dealer Manager for the Offer in the United States is:


                             Salomon Smith Barney

June 30, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
OFFER TO PURCHASE........................................................   1
Introduction.............................................................   1
 1.Terms of the Offer....................................................   3
 2.Acceptance for Payment and Payment for Shares.........................   4
 3.Procedure for Tendering Shares........................................   6
 4.Withdrawal Rights.....................................................   8
 5.Certain Conditions of the Offer.......................................   9
CIRCULAR.................................................................  12
 6a.Certain U.S. Federal Income Tax Consequences.........................  12
 6b.Certain Canadian Federal Income Tax Considerations...................  13
 7.Price Range of the Shares; Dividends..................................  17
 8.Certain Effects of the Transaction....................................  17
 9.Certain Information Concerning the Company............................  18
10.Certain Information Concerning Parent and Purchaser...................  21
11.Source and Amount of Funds............................................  25
12.Background of the Transaction.........................................  25
13.Purpose of the Offer; the Pre-Acquisition Agreement; the Lock-up
 Agreements..............................................................  26
     General.............................................................  26
     The Pre-Acquisition Agreement.......................................  26
     Lock-up Agreements with Shareholders................................  32
     Arrangements with Certain Employees of the Company..................  33
     Confidentiality Agreement...........................................  34
     Acquisition of Shares Not Tendered..................................  34
     Plans for the Company...............................................  37
14.Dividends and Distributions...........................................  37
15.Certain Legal Matters.................................................  37
16.Certain Fees and Expenses.............................................  40
17.Miscellaneous.........................................................  41
CONSENTS.................................................................  42
APPROVAL AND CERTIFICATE.................................................  43

Annex I--Directors And Executive Officers of Parent and Purchaser

To the Holders of Ordinary Shares of
INTERNATIONAL COMFORT PRODUCTS CORPORATION:

                               OFFER TO PURCHASE

Introduction

  Titan Acquisitions, Ltd., a corporation organized under the laws of the Province of New Brunswick, Canada ("Purchaser") and a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding ordinary shares (the "Shares") of International Comfort Products Corporation, a corporation continued under the federal laws of Canada (the "Company"), at a cash purchase price of US$11.75 per Share (the "Offer Price") upon the terms and subject to the conditions set forth in this Offer to Purchase and Circular and in the related Letter of Transmittal and Notice of Guaranteed Delivery (each of which, together with any supplements or amendments thereto, collectively constitutes the "Offer").

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering shareholder or other payee who is a U.S. Holder (as defined in Section 6a) and who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup United States federal income tax withholding of 31% of the gross proceeds payable to such holder or other payee pursuant to the Offer. See Section 6a. Purchaser will pay all charges and expenses of Salomon Smith Barney Inc., as the dealer manager for the Offer in the United States (the "U.S. Dealer Manager"), Citibank, NA., as the depositary in the United States (the "U.S. Depositary"), Montreal Trust Company of Canada, as the depositary in Canada (the "Canadian Depositary") and Georgeson & Company, Inc., as the information agent (the "Information Agent") incurred in connection with the Offer. See Section 16.

  The Offer is being made pursuant to a Pre-Acquisition Agreement, dated June 23, 1999 (the "Pre-Acquisition Agreement"), among Purchaser, Parent and the Company. The Pre-Acquisition Agreement provides, among other things, for the making of the Offer by Purchaser. For a description of the Pre-Acquisition Agreement, see Section 13. Certain U.S. and Canadian tax consequences of the sale of Shares pursuant to the Offer are described in Sections 6a and 6b.

  All payments will be made in U.S. dollars, unless the holder tenders Shares to the Canadian Depositary and elects to receive payment in Canadian dollars by checking the appropriate box in the Letter of Transmittal, with the amount determined based on the market rate of exchange obtained by the Purchaser (net of applicable commissions or exchange charges) on the business day immediately preceding the date of the delivery of such payment by such Depositary.

  Concurrently with the execution of the Pre-Acquisition Agreement, Purchaser entered into lock-up agreements (the "Lock-up Agreements") with Ravine Partners, Ltd. ("Ravine"), the owner of 7,889,870 Shares (representing approximately 18.4% of the Shares on a fully diluted basis), and Ontario Teachers' Pension Plan Board ("Teachers"), the owner of 7,919,638 Shares (representing approximately 18.5% of the outstanding Shares on a fully diluted basis), respectively. Pursuant to the Lock-up Agreements, Ravine and Teachers agreed to validly tender and not withdraw their Shares, unless (in the case of Teachers only) a Superior Takeover Proposal (as defined in the Pre-Acquisition Agreement) is made. In addition, Ravine has granted Purchaser an option to purchase its Shares at a price of US$11.75 per Share (or any greater amount per Share paid in the Offer). Such option is exercisable in certain circumstances following termination of the Pre-Acquisition Agreement. For a description of these Lock-up Agreements, see Section 13.

  The Board of Directors of the Company has determined, by the unanimous vote of all Directors present, that the Offer is fair to, and in the best interests of, the Company's shareholders, has approved the Pre-Acquisition Agreement and the transactions contemplated thereby and recommends that the Company's shareholders accept the Offer and tender all of their Shares pursuant thereto.

  Credit Suisse First Boston Corporation, the Company's independent financial advisor ("CSFB"), has delivered to the Board of Directors of the Company its written opinion, dated June 23, 1999, that as of such date and subject to the assumptions and qualifications therein, that the consideration to be received by holders of the Shares pursuant to the Offer was fair to such shareholders from a financial point of view. A copy of the opinion of CSFB is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the U.S. Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to shareholders concurrently herewith.

  The Offer is conditioned upon, among other things, at the Expiry Time there being validly tendered and not withdrawn that number of Shares that, together with the Shares held by or on behalf of Parent, represents not less than 71% of the outstanding Shares on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Sections 1 and 5.

  The Company has advised Purchaser that as of June 25, 1999, there were 40,789,128 Shares issued and outstanding, and outstanding options and rights to purchase 2,043,000 Shares. Parent, Purchaser and their affiliates do not currently beneficially own any Shares or rights to acquire Shares other than the rights to acquire Shares under the Lock-up Agreements under certain circumstances. Accordingly, the Minimum Condition will be satisfied if 30,410,811 Shares (including the Shares subject to the Lock-up Agreements) are validly tendered and not properly withdrawn before the Expiry Time.

  Purchaser intends to acquire all Shares remaining untendered after the Offer at the Offer Price through a share consolidation, compulsory acquisition or other second stage transaction. See Section 13.

  This Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery contain important information which should be read carefully by shareholders before they make any decision whether to tender their Shares pursuant to the Offer.

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn. As used herein, the term "Expiry Time" shall mean 12:00 midnight, Toronto time, on Wednesday, July 28, 1999, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiry Time" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. If all conditions to the Offer have not been satisfied or waived at the scheduled Expiry Time, then pursuant to the Pre-Acquisition Agreement, Purchaser may elect (but will not be obligated) to extend such Expiry Time for any period required by any applicable rule, regulation, interpretation or position of a securities regulatory authority or to permit the Company to cure a misrepresentation, breach or non-performance under the Pre-Acquisition Agreement. In addition, the Pre-Acquisition Agreement obligates Purchaser to extend the Expiry Time from time to time for such periods as necessary to satisfy the conditions to the Offer, unless in the reasonable judgment of Parent, all of such conditions cannot be satisfied or waived on or before December 15, 1999.

  Purchaser reserves the right (but will not be obligated), subject to compliance with applicable U.S. and Canadian regulatory requirements, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Minimum Condition or any of the other conditions set forth in Section 5 have not been satisfied by the scheduled Expiry Time, Purchaser may elect (1) subject to the terms of the Pre-Acquisition Agreement, to extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to compliance with applicable U.S. and Canadian regulatory requirements and to the terms of the Pre-Acquisition Agreement, to waive such conditions and accept for payment all Shares so tendered and not extend the Offer or (3) subject to applicable U.S. and Canadian regulatory requirements and to the terms of the Pre-Acquisition Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to the tendering stockholders.

  The Offer is conditioned upon, among other things, expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the satisfaction of conditions related to competition and foreign investment regulations in Canada and other non-U.S. jurisdictions, and the Minimum Condition being satisfied. The Offer is also subject to certain other conditions set forth in Section 5.

  Subject to the limitations set forth in the Pre-Acquisition Agreement as described above, Purchaser reserves the right (but will not be obligated other than as provided by the Pre-Acquisition Agreement), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositaries and, to the extent required by applicable law, notice to shareholders, and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer.

  If all the conditions to the Offer have been satisfied or waived at any scheduled Expiry Time, Purchaser will become obligated to accept for payment all Shares validly tendered and not withdrawn at such time.

  In the Pre-Acquisition Agreement, Purchaser has agreed that it will not, without the consent of the Company, (1) decrease the Offer Price or change the form of consideration, (2) decrease the number of Shares sought pursuant to the Offer, (3) add to or modify the conditions to the Offer or (4) amend, alter, add or waive any term of the Offer in any manner that is, in the reasonable opinion of the Company, materially adverse to the holders of the Shares. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the SEC and applicable Canadian regulatory authorities, including Rule 14e-1(c) under the U.S. Securities and Exchange Act of 1934, as amended (the "Exchange Act"), relating to Purchaser's obligation to pay promptly for or return tendered Shares promptly after the termination or withdrawal of the Offer and applicable provincial securities laws in Canada which require that payment be made as soon as possible following acceptance by Purchaser of the tendered Shares and in any event not more than three days following such acceptance.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, or termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiry Time in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the SEC and applicable Canadian regulatory authorities and stock exchanges.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act and applicable Canadian securities regulations. These rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business day period is generally required under U.S. securities laws to allow for adequate dissemination to shareholders and for investor response. In the case of other changes or other material information, an offer is required under U.S. securities laws to remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response.

  The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to stockholders. This Offer to Purchase and Circular, and the related Letter of Transmittal and Notice of Guaranteed Delivery and other relevant materials will be mailed to record holders of Shares on the date hereof and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  The Offer is not being made for any options, warrants or rights to acquire Shares, but only for Shares outstanding at the time of their tender.

  The Offer and all contracts resulting from the acceptance hereof shall be governed by and construed in accordance with (i) the laws of the Province of Ontario and the laws of Canada applicable therein in the case of tenders from Canada and (ii) the laws of the State of New York in all other cases.

  The Offer to Purchase, including the accompanying Circular, constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

2. Acceptance for Payment and Payment for Shares

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn at the Expiry Time, promptly and, in any event, not later than the third day after acceptance by Purchaser of the tendered Shares.

  If all the conditions to the Offer have been satisfied or waived at any scheduled Expiry Time, Purchaser will become obligated to accept for payment all Shares validly tendered and not withdrawn at such time.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the U.S. or Canadian Depositary of (i) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to such Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees from Eligible Institutions (as described in Section 3) or an Agent's Message, as defined below, in connection with a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal. See Section 3. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined in Section 3) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the relevant Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the relevant Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders whose Shares have theretofore been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 and under applicable regulatory requirements. Under no circumstances will interest on the Offer Price be paid by Purchaser, regardless of any delay in making such payment.

  If any tendered Shares are not purchased because of an invalid tender or for any reason or if certificates are submitted for more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned pursuant to the instructions of the tendering stockholder without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into U.S. or Canadian Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiry Time, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent or one or more of Parent's subsidiaries the right to purchase Shares tendered pursuant to the Offer; provided, however, that no such transfer or assignment will release Purchaser from its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  All payments will be made in U.S. dollars, unless the person tenders Shares to the Canadian Depositary and elects to receive payment in Canadian dollars by checking the appropriate box in the Letter of Transmittal. The amount payable in Canadian dollars will be determined on the basis of the rate of exchange obtained by Purchaser (net of any applicable commissions or exchange charges) on the business day immediately preceding the date of the delivery of such payment by the Depositary.

  In accordance with Rule 10b-13 under the Exchange Act and applicable provincial securities laws in Canada, Purchaser will not purchase (or arrange to purchase) Shares otherwise than pursuant to the Offer until the Expiry Time.

3. Procedure for Tendering Share

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other required documents, must be received by the U.S. or Canadian Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiry Time and either (i) certificates representing Shares must be received by the U.S. or Canadian Depositary at any such address on or prior to the Expiry Time or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the U.S. or Canadian Depositary, in each case prior to the Expiry Time, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

  Book-Entry Transfer. The U.S. Depositary and the Canadian Depositary will make a request to establish an account with respect to the Shares at The Depository Trust Company and The Canadian Depository for Securities Limited ("CDS"), respectively (each, a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities") for purpose of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into a Depositary's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into a Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guaranteed (or an Agent's Message in connection with a book-entry transfer) and any other required documents, must, in any case, be transmitted to, and received by, the relevant Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiry Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into a Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents (including an executed Letter of Transmittal) to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to either Depositary.

  Signature Guarantees. Signatures on all Letters of Transmittal submitted to the U.S. Depositary must be guaranteed by a member in good standing of the Securities Transfer Agent's Medallion Program in the United States or by any other bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, and signatures on all Letters of Transmittal submitted to the Canadian Depositary must be guaranteed by a Schedule A Canadian chartered bank,, a major trust company in Canada or a member in good standing of the Securities Transfer Agent's Medallion Program in Canada (each of the foregoing signature guarantors with respect to Letters of Transmittal submitted to the U.S. or Canadian Depositary, as applicable, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be issued to a person other than the registered holder, then the certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See the Instructions to the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the U.S. or Canadian

Depositary on or prior to the Expiry Time, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the U.S. or Canadian Depositary, as provided below, prior to the Expiry Time; and

    (iii) the certificates for all tendered Shares in proper form for transfer, or a Book-entry Confirmation with respect to all tendered Shares, in either case together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any requested signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the U.S. or Canadian Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which shares are traded on the American Stock Exchange in the case of the U.S. Depositary or on The Toronto Stock Exchange in the case of the Canadian Depositary.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile to the U.S. or Canadian Depositary and must include an endorsement by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  The method of delivery of certificates for Shares, the Letter of Transmittal and all other required documents, including delivery through any Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder. In all cases, sufficient time should be allowed to ensure timely delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the U.S. or Canadian Depositary of certificates for (or a Book-Entry Confirmation with respect to) such Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and all other documents required by the Letter of Transmittal.

  Backup U.S. Federal Income Tax Withholding. Under applicable U.S. federal income tax laws, unless an exception applied thereunder, the relevant Depositary will be required to withhold 31% of the amount of any payments made to shareholders who are U.S. Holders (as defined in Section 6a) pursuant to the Offer. To prevent backup federal income tax withholding with respect to the purchase price of Shares purchased pursuant to the Offer, each shareholder that is a U.S. Holder (as defined in Section 6a) and not otherwise exempt must provide the relevant Depositary with such shareholder's correct taxpayer identification number and certify that such U.S. Holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Under certain circumstances, non-U.S. Holders may be required to comply with certification procedures to establish their non-U.S. status. See Instructions to the Letter of Transmittal and
Section 6a.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares that are determined by it not to be in proper form or the acceptance or payment for which, in the opinion of Purchaser, may be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Pre-Acquisition Agreement and applicable U.S. and Canadian regulatory requirements, Purchaser also reserves the absolute right to waive or to amend any of the conditions of the Offer. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositaries, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Appointment as Proxy. By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Offer). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such powers of attorney and proxies shall be irrevocable and shall be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by such shareholder. The designees of Purchaser will be empowered to exercise all voting and other rights of such shareholder with respect to such Shares (and any other Shares or securities so issued in respect of such accepted Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares (and any other Shares or securities so issued in respect of such accepted Shares), including voting at any meeting of shareholders then scheduled or giving or withdrawing written consents as to which the record date has passed.

  Binding Agreement. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and conditions of the Offer.

4. Withdrawal Rights

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiry Time and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn at any time after August 14, 1999. If Purchaser is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of the Purchaser hereunder, tendered Shares may be retained by the Depositaries on behalf of Purchaser and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4 or as provided by applicable U.S. or Canadian law or regulation. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer, and applicable provincial securities legislation in Canada, which requires that payment be made as soon as possible following acceptance by Purchaser of the tendered Shares and in any event not more than three days following such acceptance.

  For a withdrawal of tendered shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the relevant Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the relevant Depositary, then prior to the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on such certificates, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal with respect to such Shares must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositaries, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

  Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiry Time by following any of the procedures described in
Section 3.

  In addition, if after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, a change occurs in the information contained in this Offer to Purchase, as amended from time to time, that would reasonably be expected to affect the decision of a shareholder to accept or reject the Offer, unless such change is not within the control of the Purchaser or of any affiliate of the Purchaser, any Shares deposited under the Offer and not accepted and paid for by the Purchaser at such time may be withdrawn by or on behalf of the depositing shareholder, as the case may be, at the place of deposit at any time until the expiration of ten calendar days after the date upon which the notice of such change is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities.

  In addition to the foregoing rights of withdrawal, shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See Section 15.

5. Certain Conditions of the Offer

  Notwithstanding any other provision of the Offer, and subject to the Pre-Acquisition Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14c-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer) and applicable provisional securities laws in Canada, pay for any Shares tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, any Shares, if the following conditions (the "Offer Conditions") are not satisfied or waived:

    (a) at the Expiry Time, the number of Shares that shall have been validly tendered under the Offer (and not properly withdrawn), together with any Shares held by or on behalf of Parent, or any of its subsidiaries, shall constitute at least 71.0% of the outstanding Shares (calculated on a fully diluted basis);

    (b) all material requisite governmental and regulatory approvals and consents (including, without limitation, those of any stock exchanges or securities regulatory authorities) required in Parent's reasonable judgment to make lawful the purchase by, or the sale to, Purchaser of the Shares (whether under the Offer, or a compulsory acquisition or other Second Stage Transaction (as defined in Section 13)) shall have been obtained and all applicable statutory or regulatory waiting periods, during the pendency of which the purchase by, or the sale to, Purchaser of the Shares would be illegal, shall have expired or been terminated without the imposition of any conditions that, individually or in the aggregate, have or are reasonably likely to have the consequences referred to in clauses (i) through (iii) of paragraph (c) below; without limiting the foregoing: (i) the applicable waiting periods under the HSR Act and the Competition Act (Canada) with respect to the Offer shall have expired or been terminated;
  (ii) the Offer shall have been approved or deemed to be approved or exempted pursuant to the Investment Canada Act; and (iii) all other consents and approvals, without which in Parent's reasonable judgment the purchase by, or the sale to, Purchaser of the Shares (whether under the Offer or a compulsory acquisition or other Second Stage Transaction) would be illegal, have been obtained;

    (c) no statute, rule, regulation, executive or other order shall have been enacted, issued, promulgated or enforced by any Governmental Authority (as defined in the Pre-Acquisition Agreement) and no preliminary or permanent injunction, temporary restraining order or other legal restraint or prohibition shall have been threatened or issued by (and no action, proceeding or counterclaim shall be pending or threatened by or before) a court or other Governmental Authority (i) preventing or rendering, or seeking to prevent or render, illegal the making of the Offer, the acceptance for payment of, the payment for, or ownership, directly or indirectly, of some or all of the Shares by Purchaser or the completion of a compulsory acquisition or other Second Stage Transaction (as defined in Section 13), (ii) imposing or confirming, or seeking to impose or confirm, limitations on the ability of Parent or Purchaser, directly or indirectly, effectively to acquire or hold or to exercise full rights of ownership of the Shares or otherwise control the Company, in a manner that, in the reasonable judgment of Parent, would reasonably be expected, in the aggregate, to materially impair the overall benefits to be realized by Parent from consummation of the Offer and the other transactions contemplated by the Pre-Acquisition Agreement, or (iii) requiring, or seeking to require, divestiture by Purchaser, directly or indirectly, of any Shares or requiring Purchaser, Parent, the Company or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any portion of their respective businesses, assets or properties or imposing any limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or the Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its subsidiaries and own the assets and properties of the Company and its subsidiaries, in each case under this clause (iii) in a manner that, in the reasonable judgment of Parent, would reasonably be expected, in the aggregate, to materially impair the overall benefits to be realized by Parent from consummation of the Offer and the other transactions contemplated by the Pre-Acquisition Agreement;

    (d)(i) the Company shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under the Pre-Acquisition Agreement, and (ii) each of the representations and warranties of the Company contained in the Pre-Acquisition Agreement that is qualified as to materiality shall be true and correct and any such representation or warranty that is not so qualified shall be true and correct, in all material respects, as of the date of the Pre-Acquisition Agreement and as of the Expiry Time as if made on and as of the Expiry Time (except to the extent such representations and warranties speak as of a specific date, which shall be so true and correct as of such date); provided that, in either case, the Company has been given notice of and ten business days to cure any such misrepresentation, breach or non-performance or such misrepresentation, breach or non-performance, by its timing or nature, cannot be cured before such tenth business day;

    (e) at any time after date of the Pre-Acquisition Agreement, there shall not have occurred any event, occurrence, development or state of circumstances that has had a Material Adverse Effect (as defined in Pre-Acquisition Agreement);

    (f) there shall not have occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, governmental regulation, inquiry or other occurrence of any nature whatsoever which, in the reasonable judgment of Parent, materially adversely affects or involves, the general economic, financial, currency exchange, securities or commodity market operations in Canada or the United States;

    (g) neither the Company nor any of its subsidiaries (or the Board of Directors, or any committee thereof, of the Company) shall have approved, recommended, authorized, proposed, filed a document with any Securities Authorities not opposing, or publicly announcing its intention to enter into, any Take-Over Proposal (as defined in Pre-Acquisition Agreement) (other than with Purchaser or any of its affiliates) and shall not have resolved to do any of the foregoing;

    (h) the Pre-Acquisition Agreement shall not have been terminated pursuant to its terms; and

    (i) the Board of Directors or any committee thereof of the Company shall not have modified or amended in any manner adverse to Parent or Purchaser, and shall not have withdrawn, its authorization, approval or recommendation of the Offer or the Pre-Acquisition Agreement and shall not have resolved to do any of the foregoing.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates giving rise to any such condition) or waived by Parent or Purchaser in whole or in part at any time from time to time in its discretion subject to the terms and conditions of the Pre-Acquisition Agreement. The failure of Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                     * * *

Dated: June 30, 1999

                                          TITAN ACQUISITIONS, LTD.

                                          By (Signed) Ari Bousbib
                                             Director and President

                                   CIRCULAR

6a. Certain U.S. Federal Income Tax Consequences

  The following is a general discussion of certain U.S. federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer and certain subsequent acquisitions by the Offeror. Except as specifically noted, this discussion applies only to a U.S. Holder (as defined below). It applies only to Shares held as capital assets and does not address aspects of U.S. federal income tax that may be applicable to holders that are subject to special tax rules, including, without limitation, banks, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who acquired Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, persons that have a "functional currency" other than the U.S. dollar and persons that own (or are deemed to own for U.S. federal income tax purposes) ten percent or more (by voting power or value) of the Shares. Also, the summary does not address state, local or foreign tax consequences of the Offer. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer to such holder.

  For purposes of this discussion, a "U.S. Holder" means a holder of Shares that is (i) an individual who is a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States persons have the authority to control all substantial decisions of the trust.

  General. The receipt of cash for Shares pursuant to the Offer or pursuant to a compulsory acquisition (as described in Section 13) by a U.S. Holder will be taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the Shares sold and such U.S. Holder's adjusted tax basis in such shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held the Shares for more than one year at the time of the sale.

  Subsequent Acquisition by Purchaser. As described in Section 13, Purchaser may, in certain circumstances, propose a share consolidation or other form of business combination in which holders who do not deposit their Shares under the Offer may have such Shares exchanged for cash.

  For United States federal income tax purposes, an exchange of Shares for cash would be a taxable transaction and may also be a taxable transaction under the applicable tax laws of various states and localities within the United States. In general, such U.S. Holders would recognize gain or loss on such exchange equal to the difference, if any, between (i) the amount of cash received by such U.S. Holder on the sale and (ii) such U.S. Holder's tax basis in the Shares exchanged therefor. Such gain or loss would be long-term capital gain or loss, if the holding period for the Shares, as of the time of sale, exceeds one year.

  Purchaser may also propose an arrangement, reclassification, continuance or other transaction, the tax consequences of which may differ from those discussed above. U.S. Holders should consult their tax advisers regarding the tax consequences of any such proposal.

  United States Backup Withholding. United States backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders. Information reporting will apply to proceeds from the sale or redemption of Shares by a paying agent within the United States to a U.S. Holder (other than an "exempt recipient," including a corporation and certain other persons). As noted in Section 3, a paying agent within the United States will be required to withhold 31% of any such payment within the United States to a U.S. Holder (other than an "exempt recipient") if such U.S. Holder fails to furnish its correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the U.S. or Canadian Depositary or otherwise fails to comply with such backup withholding requirements. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal, if appropriate, in order to avoid the imposition of such backup withholding tax. Certain non-U.S. Holders may be required to comply with certification procedures to establish their non-U.S. status.

  The United States federal income tax discussion set forth above is included for general information only and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). U.S. Holders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws.

6b. Certain Canadian Federal Income Tax Considerations

  In the opinion of Stikeman Elliott, Canadian counsel to the Purchaser, the following is a summary of the principal Canadian federal income tax considerations generally applicable to Shareholders in respect of the sale of Shares pursuant to the Offer or pursuant to certain transactions described in
Section 13, under "Acquisition of Shares Not Tendered".

  This summary is based upon the current provisions of the Canadian federal Income Tax Act (the "Tax Act"), the regulations thereunder (the "Regulations"), and counsel's understanding of the current administrative practices of Revenue Canada. This summary also takes into account specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all proposed amendments will be enacted substantially as proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed or at all. This summary does not otherwise take into account or anticipate any changes in the law whether by way of legislative, judicial or governmental decisions or action or decision or in Revenue Canada's practices, nor does it take into account provincial, territorial or foreign tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

  This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. No representations with respect to the income tax consequences to any particular shareholder are made. Shareholders are advised and expected to consult with their own tax advisers for advice regarding the income tax consequences to them of disposing of their Shares pursuant to the Offer, a compulsory acquisition or a subsequent acquisition transaction, having regard to their own particular circumstances and any other consequences to them of such transactions under Canadian federal, provincial, local and foreign tax laws.

  This summary does not apply to shareholders that are "financial institutions" for the purposes of the mark-to-market rules contained in the Tax Act or to shareholders who are "specified financial institutions" for the purposes of the Tax Act.

 Resident Shareholders

  This summary is generally applicable to shareholders who are resident or are deemed to be resident in Canada for purposes of the Tax Act (a "Resident Shareholder") and who, for purposes of the Tax Act, hold their Shares as capital property, and who deal at arm's length and are not affiliated with Purchaser and/or the Company. Shares will generally constitute capital property to a holder thereof unless the holder holds such securities in the course of carrying on a business, or the holder has acquired such securities in a transaction or transactions considered to be an adventure in the nature of trade. Certain holders whose Shares might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making the election permitted by subsection 39(4) of the Tax Act.

  The Offer. A Resident Shareholder whose Shares are taken up and paid for under the Offer will realize a capital gain (or capital loss) to the extent that the proceeds received for such Shares, net of any reasonable cost of disposition exceed (or are less than) the adjusted cost base to such Resident Shareholder of such Shares. A Resident Shareholder will generally be required to include, in computing income for the year in which the disposition occurs, three quarters of the amount of any resulting capital (a "taxable capital gain") and will generally be entitled to deduct three quarters of the amount of any resulting capital loss (an "allowable capital loss") from taxable capital gains realized by the Resident Shareholder in the year in which the disposition occurs, in any of the three preceding taxation years or in any future taxation year to the extent and in the circumstances described in the Tax Act. In the case of a Resident Shareholder that is a corporation, the amount of any capital loss otherwise determined on the disposition of its Shares may in certain circumstances be reduced by the amount of dividends previously received on such Shares to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a corporation, a partnership or a trust is a member of a partnership or a beneficiary of a trust that owns Shares.

  In addition to any other tax payable by a corporation, the Tax Act imposes a refundable tax of 6 2/3% on certain investment income, including capital gains, earned by a Canadian controlled private corporation (as defined by the Tax Act). This tax will be refunded when the corporation pays taxable dividends (at a rate of one dollar for each three dollars of taxable dividends paid). Capital gains realized by an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act. Resident Shareholders should consult their tax own advisers with respect to the alternative minimum tax provisions.

  Compulsory Acquisition. As described in Section 13, "Acquisition of Shares Not Tendered--Compulsory Acquisition", Purchaser may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to the compulsory acquisition provisions of section 206 of the CBCA. A Resident Shareholder whose Shares are acquired by the Purchaser pursuant to a compulsory acquisition will generally realize a capital gain (or a capital loss) calculated in the manner, and subject to the treatment, described above under "Resident Shareholders--the Offer".

  Subsequent Acquisition Transactions. As described in Section 13, "Acquisition of Shares not Tendered--Other Second Stage Transactions", if the compulsory acquisition provisions are not available or not utilized, Purchaser will consider other means of acquiring, directly or indirectly, all of the Shares of the Company not tendered under the Offer by way of a subsequent acquisition transaction. The tax treatment of such a transaction to a Resident Shareholder will depend upon the exact manner in which the transaction is carried out and may be substantially the same as, or materially different from, that described above. Resident Shareholders should consult their own tax advisers for advice with respect to the potential income tax consequences to them of having their Shares acquired pursuant to such a subsequent acquisition transaction.

  In particular, in such circumstances, the Purchaser currently intends to propose a consolidation of the Shares pursuant to which shareholders who do not deposit their Shares under the Offer would have the number of Shares they hold changed into a number of Shares which is less than one, resulting in a payment by the Company to the shareholders of cash equal to the purchase price which would have been paid for such Shares had they been deposited under the Offer.

  A Resident Shareholder whose Shares are consolidated and who receives a cash payment from the Company will be deemed to have received a taxable dividend (subject to the potential application of subsection 55(2) of the Tax Act to shareholders that are corporations, as discussed below) equal to the amount by which such payment exceeds the paid-up capital for purposes of the Tax Act of the Shares that are cancelled.

  In the case of a Resident Shareholder who is an individual, the deemed dividend described above will be included in computing the Resident Shareholder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. The receipt of the deemed dividend may give rise to liability for alternative minimum tax. In the case of a Resident Shareholder that is a corporation, the deemed dividend will be included (subject to the potential application of subsection 55(2) of the Tax Act as discussed below) in computing the Resident Shareholder's income and generally will be deductible in computing taxable income.

  A Resident Shareholder which is a "private corporation" as defined in the Tax Act or any other corporation resident in Canada and controlled by or for the benefit of an individual or a related group of individuals may be liable to pay a refundable tax under Part IV of the Tax Act in respect of the deemed dividend.

  A Resident Shareholder whose Shares are consolidated and who receives a cash payment from the Company will also have disposed of the Resident Shareholder's fractional interest in a consolidated share and a capital gain or capital loss may result. For the purpose of calculating the Resident Shareholder's capital gain or capital loss with respect to this disposition, the proceeds of disposition will be equal to the amount by which the cash payment received from the Company exceeds the amount of the deemed dividend.

  A Resident Shareholder will be required to include in its income the amount of its taxable capital gain resulting from the disposition of a fractional interest in a consolidated share, and may deduct from its income any allowable capital loss resulting from the disposition of such interest against taxable capital gains realized by the Resident Shareholder in the year of disposition. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act. Taxable capital gains of a Canadian-controlled private corporation may be subject to an additional refundable tax. Capital gains realized by an individual, including a trust other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

  In the case of a Resident Shareholder that is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of the Resident Shareholder's interest may be reduced by the amount of dividends previously received or deemed to have been received on Shares that are consolidated in accordance with the detailed provisions of the Tax Act in that regard. Analogous rules apply where a corporation is a member of a partnership or a beneficiary of a trust which owns a fractional interest in a consolidated share. Recent amendments to the Tax Act extend these rules to apply where a trust or partnership is a member of a partnership or beneficiary of a trust that owns a fractional interest in a consolidated share and, in certain circumstances, where an individual, including a trust, owns a fractional interest in a consolidated share or is a member of a partnership that owns a fractional interest in a consolidated share in circumstances where capital dividends have been or are deemed to have been received on Shares that have been consolidated.

  Under subsection 55(2) of the Tax Act, a Resident Shareholder that is a corporation may be required to recognize all or a portion of the dividend otherwise deemed to have been received upon the consolidation of the Shares as proceeds of disposition in the computation of the capital gain or capital loss resulting from the disposition, except to the extent the deemed dividend is subject to tax under Part IV of the Tax Act and the tax is not refunded under the circumstances specified in subsection 55(2) of the Tax Act.

  These income tax consequences are important in arriving at the after-tax consequence to Resident Shareholders. In particular, the acquisition by the Company of its Shares or any interest therein will give rise to a deemed dividend which will be taxed as a taxable dividend and not as a capital gain or loss. Some Resident Shareholders may accordingly find it preferable to sell their Shares prior to the consolidation becoming effective instead of participating in the consolidation.

  As an alternative to the consolidation discussed above, Purchaser may propose an arrangement, amalgamation, reclassification or other transaction, the tax consequences of which may differ from those arising from the sale of the Shares under the Offer. No opinion is expressed as to the tax consequences of any such alternative transaction to a Resident Shareholder.

Non-Resident Shareholders

  The following summary is only applicable to shareholders who are neither resident nor deemed to be resident in Canada for purposes of the Tax Act at any time while they hold their Shares, who deal at arm's length with Purchaser and the Company, who hold their Shares as capital property, who do not use or hold, and are not deemed to use or hold, their Shares in connection with carrying on a business in Canada, and whose Shares do not constitute "taxable Canadian property" for the purposes of the Tax Act (each such shareholder being a "Non-Resident Shareholder"). Shares of a Non-Resident Shareholder will not constitute taxable Canadian property" unless either (a) at any time during the period of five years immediately preceding the date such Shares are disposed of, 25% or more of the issued Shares (and in the view of Revenue Canada, taking into account certain rights to acquire Shares) of any class or series of the capital stock of the Company were owned by the Non-Resident Shareholder, by persons with whom the Non-Resident Shareholder did not deal at arm's length or by any combination thereof, or (b) the Non-Resident Shareholder's Shares are deemed to be "taxable Canadian property" under the Tax Act.

  The Offer and Compulsory Acquisition. No tax will be payable under the Tax Act on any capital gain realized by a Non-Resident Shareholder on the disposition of such Non-Resident Shareholder's Shares pursuant to the Offer or pursuant to the Compulsory Acquisition provisions of section 206 of the CBCA as described in Section 13 "Acquisition of Shares Not Tendered--Compulsory Acquisition".

  Subsequent Acquisition Transactions. A Non-Resident Shareholder whose Shares are consolidated and who receives a cash payment from the Company will be deemed to have received a taxable dividend (calculated in the manner described above under "Residents of Canada"). Such a Non-Resident Shareholder will be subject to Canadian non-resident withholding tax under the Tax Act at the rate of 25% of the amount of the deemed dividend, subject to reduction under the provisions of an applicable income tax treaty. For example, under the Canada-United States Income Tax Convention (the "Convention"), the rate of Canadian non-resident withholding tax is generally reduced to 15% in respect of dividends paid to a person who is a beneficial owner thereof and who is a resident of the United States for the purpose of the Convention.

  A Non-Resident Shareholder will not be subject to any Canadian capital gains tax with respect to the cancellation of Shares on the consolidation. However, a Non-Resident Shareholder may realize a capital gain or loss with respect to the disposition of the Non-Resident Shareholder's fractional interest in a consolidated share of the Company. Because fractional interests in consolidated shares may not be interests in shares listed on any stock exchange, a fractional interest in a consolidated share held by a Non-Resident Shareholder may be "taxable Canadian property" for purposes of the Tax Act, notwithstanding that the Non-Resident Shareholder's Shares do not constitute "taxable Canadian property". As a result, any capital gain realized by a Non-Resident Shareholder on such disposition may be subject to tax under the Tax Act unless such gain is exempted from Canadian tax by the application of an applicable income tax treaty. Accordingly, unless the Non-Resident Shareholder provides the Company with a satisfactory certificate under section 116 of the Tax Act prior to the date cash payment is made by the Company, the Company intends to withhold and remit as tax for the account of the Non-Resident Shareholder 33 1/3% of the amount that the Non-Resident Shareholder is entitled to receive (determined before Canadian non-resident withholding taxes). This withholding under section 116 of the Tax Act will be in addition to Canadian non-resident withholding tax on the deemed dividend referred to above. Non-Resident Shareholders should consult their own tax advisors concerning Section 116 of the Tax Act and their ultimate Canadian tax liability, including the potential advantages to them of selling their Shares prior to the effective date of the consolidation.

Dissenting Shareholders

  Dissenting shareholders who receive a payment from the Company in respect of their Shares will generally be subject to the same tax treatment as described above for Canadian Resident Shareholders and Non-Resident

Shareholders receiving a payment for their Shares from the Company. However, a dissenting Non-Resident Shareholder should not be subject to any Canadian capital gains tax or to the provisions of Section 116 of the Tax Act with respect to the disposition of Shares, and a dissenting Non-Resident Shareholder should not be regarded as having received and disposed of any interest in a consolidated share. Accordingly, the only Canadian tax consequence to a dissenting Non-Resident Shareholder should be the deemed dividend described above.

7. Price Range of the Shares; Dividends

  According to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Company 10-K"), the Company's Shares are traded on The Toronto Stock Exchange ("TSE") and the American Stock Exchange ("AMEX") under the symbol ICP. The following table sets forth, for the periods indicated, the high and low trading prices of the Company's ordinary shares as reported by the TSE and AMEX during each of the fiscal quarters of the prior two years, the first quarter of 1999 and the second quarter of 1999 through June 29, 1999:

                                                                 TSE        AMEX
                                                                Cdn$        US$
                                                          High   Low  High  Low
                                                          ----- ----- ----- ----
Fiscal Year Ending December 31, 1999:
  First Quarter.......................................... 12.25  9.00  8.38 5.88
  Second Quarter (through June 29, 1999)................. 17.00 10.50 11.50 6.63
Fiscal Year Ended December 31, 1998:
  First Quarter.......................................... 12.80 10.85  9.13 7.38
  Second Quarter......................................... 18.25 11.65 12.50 8.06
  Third Quarter.......................................... 18.20 11.00 12.25 6.63
  Fourth Quarter......................................... 14.50 10.15  9.25 6.25
Fiscal Year Ended December 31, 1997:
  First Quarter..........................................  7.35  3.90  5.38 2.88
  Second Quarter.........................................  8.25  6.30  6.06 4.56
  Third Quarter.......................................... 12.85  8.00  9.50 5.50
  Fourth Quarter......................................... 13.35  9.60  9.50 6.31

  On June 23, 1999, the last full trading day before the public announcement of the execution of the Pre-Acquisition Agreement and Purchaser's intention to make the Offer, the closing price per share on TSE was Cdn$16.20 and on AMEX was US$10.75. On June 29, 1999, the last full trading day before commencement of the Offer, the closing price per share on TSE was Cdn$16.75 and on AMEX was US$11.38. Company shareholders are encouraged to obtain current market quotations for the shares. According to publicly available information, the aggregate trading volumes of Shares from January 1, 1999 through June 29, 1999 on the TSE and AMEX were approximately 665,000 and 13,400,000, respectively.

8. Certain Effects of the Transaction

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Company Shares held by the public. The Company 10-K indicates that, as of December 31, 1998, there were 1,416 shareholders of record of the Shares (not taking into account record ownership through nominees and depositaries).

  The extent of the public market for the Shares and, according to the published guidelines of TSE and AMEX, the continued trading of the Shares on TSE and AMEX after the purchase of Shares pursuant to the Offer will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on TSE and AMEX is discontinued, the liquidity of and market for the Shares could be adversely affected. Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would result in the suspension of trading of the Shares on TSE and AMEX or would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

  The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following consummation of the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange or quoted on AMEX and there are fewer than 300 record holders of the Shares in the United States. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended. It is the present intention of Purchaser to seek to cause the Company to make applications for the termination of the registration of the Shares under the Exchange Act and for the de-listing of the Shares from AMEX and TSE as soon as possible after the purchase of all validly tendered Shares in the Offer if the requirements for such termination and de-listing are met. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for AMEX reporting. If registration of the Shares is not terminated prior to a compulsory acquisition or any other Second Stage Transaction (each as described in Section 13) following the Offer, the registration of the Shares under the Exchange Act may be terminated and the de-listing of the Shares from AMEX and TSE may occur following consummation of such a Transaction. See Section 13.

  In connection with this Offer, and as required by the Pre-Acquisition Agreement, International Comfort Products Holdings, Inc. (the "Note Issuer"), a wholly owned subsidiary of the Company, will be making an offer to purchase for cash, and a solicitation of consents to proposed amendments to the indenture relating to, the Note Issuer's 8 5/8% Senior Notes Due 2008 Series B, with an outstanding principal amount of US$150 million (the "Senior Note Offer"). The Senior Note Offer is conditioned upon the consummation of this Offer; however this Offer is not contingent upon the results of the Senior Note Offer.

9. Certain Information Concerning the Company

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents and records on file with the SEC and other public sources including, but not limited to, the Company 10-K and the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1999 (the "Company 10-Q"). Although neither Parent nor Purchaser has any knowledge that any statements contained herein based on such documents and records are untrue, neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

  The Company is a corporation continued under the laws of Canada with its principal executive offices located at 501 Corporate Center Drive, Suite 200, Franklin, Tennessee, USA 37067. The Company designs, manufactures, sells and distributes a complete range of central air conditioners, heat pumps and combination gas/electric units, and gas, oil, and electric furnaces along with related parts and accessories for the residential and light commercial markets. The Company's products are sold primarily through a network of approximately 400 independent heating, ventilation and air conditioning distributors in the United States, Canada and other international markets. These distributors are the Company's link to dealers and, in turn, to consumers. The Company's products are also marketed through independent air conditioning and refrigeration wholesalers, major commercial contractors and builders.

                  International Comfort Products Corporation

                            Selected Financial Data
                         (In Millions of U.S. Dollars)

  Set forth below are selected historical financial data and other historical operating data of the Company as of and for the periods that have been taken or derived from the audited financial statements contained in the Company 10-K and Company 10-Q (in each case prepared in accordance with Canadian GAAP). More comprehensive financial information and other information is included in the Company 10-K and Company 10-Q and other documents filed by the Company with the SEC, and the following summary financial information is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein.

Statement of Operations Data:

                        Quarter Ended                  Year Ended
                      ------------------ ----------------------------------
                      March 31,  March   December 31, December 31, December 31,
                        1999    31, 1998     1998         1997         1996
                      --------- -------- ------------ ------------ ------------
                         (unaudited)
Net Sales............ US$158.1  US$132.8   US$733.5     US$630.7     US$641.9
Gross Profit.........     31.9      28.5      155.2        127.0        124.1
Operating Profit.....      4.9       8.3       58.8         41.5         33.4
Net Income...........      --        3.5       35.2         22.0          8.5

Balance Sheet Data:

                                            March 31,  December 31, December 31,
                                           ----------- ------------ ------------
                                              1999         1998         1997
                                           ----------- ------------ ------------
                                           (unaudited)
Total Assets..............................  US$ 475.6   US$ 427.8    US$ 352.0
Total Liabilities.........................      381.7       331.5        300.5
Stockholders' Equity......................       93.9        96.3         51.5

  Certain Company Projections. During the course of discussions between Parent and the Company that led to the execution of the Pre-Acquisition Agreement (see Section 12), the Company provided Parent with certain information relating to the Company that Parent and Purchaser believes is not publicly available. This information included projections of the operating performance of the Company for the years ended December 31, 1999 through 2001, based on financial projections developed by the Company. The projections do not reflect consummation of the Offer, any Second Stage Transaction (as defined in Section
13) between Purchaser and the Company or any future possible acquisitions or divestitures by the Company.

  The projections include the following estimates regarding the Company's anticipated results of operations for the years ended 1999, 2000 and 2001:

                                                     Year ended December 31
                                                 ------------------------------
     Statement of Operations                        2001      2000      1999
     -----------------------                     ---------- --------- ---------
     Sales...................................... US$ 1056.1 US$ 972.9 US$ 870.3
     Gross Profit...............................      257.5     231.8     196.1
     Net Income.................................       63.4      51.5      36.7

  These projections are based on a variety of estimates and assumptions, including but not limited to those listed below, which involve judgments with respect to future economic and competitive conditions, inflation rates and technology trends, including the following major economic, financial market and operations assumptions:

  . There is no recession (the last two recessions have generally resulted in a 10% decline in industry sales);

  .  U.S. GDP growth rates of 2.0% to 3.0% per year;

  .  Industry growth rates beyond 1999 of 5.0% to 6.0% per year;

  .  Constant U.S./Canadian exchange rates of Cnd$1.47 per US$1.00;

  .  No new facilities are built by the Company; and

  . The Company's programs will increase sales growth above the projected industry growth rate.

  The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was made available to Parent and Purchaser by the Company. Parent and Purchaser understand that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC, the applicable requirements of the various provincial securities legislation in Canada or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company, Parent and Purchaser. Accordingly, actual results may vary materially from such projections and none of the Company, Parent or Purchaser assumes any responsibility for the accuracy or validity of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, Parent or Purchaser or any other person who received such information considers it an accurate prediction of future events, and Parent and Purchaser have not relied on them as such.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company files periodic reports, proxy statements and other information with the SEC under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such reports, proxy statements and other information should be obtainable upon payment of the Commission's prescribed fees by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C.. 20549.

10. Certain Information Concerning Parent and Purchaser

  Parent and the Purchaser. Purchaser is a corporation incorporated under and governed by the laws of the Province of New Brunswick, Canada, with its principal executive offices located at One Financial Plaza, Hartford, Connecticut 06101. The Purchaser is a wholly-owned subsidiary of Parent, which was organized for the purpose of acquiring the Company and has not conducted any unrelated activities since its organization. Parent is a Delaware corporation with its principal executive offices located at One Financial Plaza, Hartford, Connecticut 06101.

  Parent and its consolidated subsidiaries provide high technology products to aerospace and building systems customers throughout the world. Parent and its consolidated subsidiaries conduct their business within four principal operating segments. The operating units of Parent and its consolidated subsidiaries are grouped based upon the operating segment in which they participate. The units participating in each operating segment and their respective principal products are as follows:

  . Otis offers a wide range of elevators, escalators, moving walks and shuttle systems and related installation, maintenance and repair services; and modernization products and services for elevators and escalators.

  . Carrier provides heating, ventilating and air conditioning (HVAC) equipment for commercial, industrial and residential buildings; HVAC replacement parts and services; building controls; commercial, industrial and transport refrigeration equipment; and aftermarket service and components.

  . Pratt & Whitney provides large and small commercial and military turbofan (jet) and turboprop engines, spare parts and product support; specialized engine maintenance and overhaul and repair services for airlines, government and private fleets; and rocket engines and space propulsion systems and industrial gas turbines.

  . Flight Systems is made up of Sikorsky and Hamilton Standard. Sikorsky offers military and commercial helicopters and maintenance services. Hamilton Standard offers engine and flight controls; propellers; environmental controls systems; space life support systems; electrical, mechanical and power systems products for aircraft; rotary screw compressors; power transmission equipment; pumps and other industrial products.

  Until recently, Parent conducted its business through a fifth operating segment. The business of this segment, which was conducted through UT Automotive, manufactured automotive electrical and electronic components, automotive trim systems and insulation and acoustical materials and systems. On May 4, 1999, Parent completed the sale of its UT Automotive unit to Lear Corporation. Parent's financial statements for the three year period ending December 31, 1998, have been restated to reflect UT Automotive as a discontinued operation. These restated financial statements have been filed in Parent's Current Report on Form 8-K filed on June 11, 1999.

  On June 10, 1999, Parent completed the acquisition of Sundstrand Corporation. Sundstrand Corporation was merged with a wholly owned subsidiary of Parent, which was renamed Hamilton Sundstrand Corporation. Hamilton Sundstrand Corporation is a leader in the design and manufacture of proprietary, technology based components and subsystems for aerospace and industrial markets. Hamilton Sundstrand Corporation and Parent's Hamilton Standard division are part of the Flight Systems operating segment.

  Selected Financial Information. The following tables contain selected consolidated historical financial information included in Quarterly Report on Form 10-Q for the three months ended March 31, 1999 and in Parent's Annual Report on Form 10-K for the year ended December 31, 1998 as restated by its Current Report on Form 8-K filed on June 11, 1999 to reflect UT Automotive as a discontinued operation. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Parent with the SEC. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the SEC and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained as described below under "Available Information."

Statement of Operations Data

                                                   Years Ended December 31,
                                                 -----------------------------
In Millions of Dollars                             1998      1997      1996
----------------------                           --------- --------- ---------
Revenues........................................ US$22,809 US$21,288 US$19,872
Research and development........................     1,168     1,069     1,014
Income from continuing operations before
 interest, taxes and minority interests.........     2,007     1,762     1,530
Interest expense................................       197       188       213
Income taxes....................................       568       514       430
Income from:
  Continuing Operations.........................     1,157       962       788
  Discontinued Operation........................        98       110       118
Net income...................................... US$ 1,255 US$ 1,072 US$   906

--------

                                                               Quarter Ended
In Millions of Dollars                                           March 31,
----------------------                                       -----------------
                                                               1999     1998
                                                             -------- --------
                                                                (Unaudited)
Revenues.................................................... US$5,442 US$5,308
Research and development....................................      274      277
Income from continuing operations before interests, taxes
 and minority interests.....................................      490      409
Interest expense............................................       55       47
Income taxes................................................      136      114
Income from:
  Continuing operations.....................................      278      229
  Discontinued operations...................................       30       31
Net income.................................................. US$  308 US$  260

Balance Sheet Data

                                           As of March 31,  As of December 31,
                                           --------------- --------------------
In Millions of Dollars
(except ratio data)                             1999        1998   1997   1996
----------------------                     --------------- ------ ------ ------
                                             (Unaudited)
Cash.....................................      US$657      US$550 US$655 US$998
Working capital (excluding net investment
 and discontinued operation).............       1,422       1,359  1,712  2,168
Total assets.............................      17,912      17,768 15,697 15,566
Long-term debt (including current
 portion)................................       1,653       1,669  1,389  1,506
Total debt...............................       2,194       2,173  1,567  1,709
Shareowners' equity......................       4,499       4,378  4,073  4,306

--------

Operating Segment Data

                                          Years Ended December 31,
                          --------------------------------------------------------------
                                    Revenues                    Operating Profit
                          -------------------------------  -----------------------------
In Millions of Dollars      1998       1997       1996       1998      1997      1996
----------------------    ---------  ---------  ---------  --------  --------  ---------
Otis....................   US$5,572  US$ 5,548  US$ 5,595  US$  533  US$  465  US$   524
Carrier.................      6,922      6,056      5,958       495       458        422
Pratt & Whitney.........      7,876      7,402      6,201     1,024       816        637
Flight Systems..........      2,891      2,804      2,596       287       301        244
UT Automotive...........      2,962      2,987      3,233       169       173        196
                          ---------  ---------  ---------  --------  --------  ---------
Total segment...........  US$26,223  US$24,797  US$23,583  US$2,508  US$2,213  US$ 2,023
Eliminations and other..       (452)      (522)      (478)      (89)      (56)      (109)
Discontinued operation..     (2,962)    (2,987)    (3,233)     (169)     (173)      (196)
General corporate
 expenses...............         --         --         --      (243)     (222)      (188)
                          ---------  ---------  ---------  --------  --------  ---------
Consolidated............  US$22,809  US$21,288  US$19,872  US$2,007  US$1,762  US $1,530
                          =========  =========  =========  ========  ========  =========

  Available Information. Parent is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the SEC. These reports, proxy statements and other information are available for inspection at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information are obtainable from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  Directors and Officers. The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers of the Parent and Purchaser are set forth in Schedule I hereto.

  Neither Parent nor Purchaser nor, to the best of the Purchaser's and Parent's knowledge, any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of the Parent, beneficially owns or has a right to acquire any securities of the Company or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, or has effected any transaction in the securities of the Company during the past 6 months.

  From time to time Parent and its subsidiaries have purchased from the Company or its subsidiaries, and the Company and its subsidiaries have purchased from Parent or its subsidiaries, certain products in the ordinary course of business of the respective companies, but the aggregate amount of all such transactions is not material to the Company and is below the levels at which the relevant regulations of the SEC would require disclosure in connection with this Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, neither the Parent, Purchaser, any person acting jointly or in concert with the Purchaser nor, to the best of the Parent's and Purchaser's knowledge, any of the persons listed on Schedule I hereto nor any associate of a person listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there had been no contracts, negotiations or transactions between the Parent, any of its subsidiaries or, to the best of the Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company, an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

11. Source and Amount of Funds

  The total amount of funds required by Purchaser to purchase the Shares and pay related expenses will be approximately U.S.$500 million. Purchaser will obtain all such funds from Parent or its affiliates in the form of capital contributions or advances. Parent anticipates funding the capital contributions or advances through one or more of a combination of cash on hand and other internally generated funds, commercial paper, privately placed notes, and arranged bank credit facilities. In addition, Parent has a shelf registration statement on file, pursuant to which it might elect to issue debt securities prior to, or following, the consummation of the Offer. The proceeds of any such issuance might be used to finance or refinance all or a part of the consideration of the Offer. The Offer is not conditioned upon any financing arrangements.

12. Background of the Transaction

  In March 1999, Credit Suisse First Boston Corporation ("CSFB"), the Company's financial advisor, contacted Parent to notify Parent that it had been retained by the Board of Directors of the Company to conduct a selective sale process and was contacting potentially interested parties. Parent was informed that a Special Committee of the Company's Board of Directors was formed to monitor the sale process. CSFB wanted to ascertain whether Parent had any preliminary interest in an acquisition of the Company. Parent indicated that it was preliminarily interested. Parent and the Company entered into a confidentiality and standstill agreement. Following the receipt by Parent of a confidential information memorandum relating to the Company and its business, Parent confirmed its potential interest in an acquisition of the Company on April 23, 1999. Parent was then invited to attend a confidential management presentation on the Company and its businesses and to conduct due diligence.

  During the week of May 24, 1999, Parent received a formal request from CSFB for a written offer to acquire all outstanding shares, which offer was to be made by June 15, 1999. Accompanying the bid request was a draft of the Pre-Acquisition Agreement which Parent was asked to review, and to indicate any proposed changes to, for purposes of any offer.

  On June 15, 1999, Parent's Finance Committee and Board of Directors authorized management to proceed to make a bid for the Company. On June 16, 1999, representatives of Parent and the Company held a meeting at which the proposed terms and conditions of a bid by Parent were discussed. Subsequently that day Parent submitted a written bid to the Company to proceed with an offer to Company shareholders to purchase all outstanding Shares. In connection with such bid, Parent proposed changes to the Pre-Acquisition Agreement. Parent also indicated that its bid was conditioned on entering into lock-up agreements with Ravine and Teachers. Following discussions between representatives of Parent and the Company on June 17 and 18, 1999, the parties agreed on the principal economic terms of the proposed Pre-Acquisition Agreement (the Offer Price of U.S. $11.75 per share, the amounts of the termination fees payable by the Company to Parent or Parent to the Company under certain circumstances if the Offer is not consummated, and the treatment of the outstanding Company stock options), subject to satisfactory resolution of all other outstanding issues with respect to the Pre-Acquisition Agreement and the requested Lock-up Agreements. Between June 21 and June 23, representatives of Parent and the Company negotiated the final terms of the Pre-Acquisition Agreement and representatives of Parent separately negotiated the terms of the Lock-up Agreements with Ravine and Teachers.

  After the close of trading on June 23, 1999, the respective parties entered into the Pre-Acquisition Agreement and the Lock-up Agreements. Before the opening of trading on June 24, 1999, Parent and the Company issued a press release announcing the execution of the Pre-Acquisition Agreement and the Lock-up Agreements. On June 30, 1999 the Offer was commenced.

13. Purpose of the Offer; the Pre-Acquisition Agreement; the Lock-up
Agreements

 General

  The purpose of the Offer and the Pre-Acquisition Agreement is to enable Purchaser to acquire, in one or more transactions, control of, and to acquire the entire equity interest in, the Company.

 The Pre-Acquisition Agreement

  The following is a summary of the material terms of the Pre-Acquisition Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Pre-Acquisition Agreement may be examined, and copies thereof may be obtained, as set forth in Section 17.

  The Offer. The Pre-Acquisition Agreement provides for the commencement of the Offer, in connection with which Purchaser has expressly reserved the right to waive the conditions to the Offer (the "Offer Conditions") (as described in Section 5) and expressly reserved the right, subject to compliance with applicable U.S. and Canadian securities laws (the "Securities Laws"), to modify the terms of the Offer, except that without prior written consent of the Company, Purchaser has agreed that it will not (i) reduce the number of Company Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the Offer Conditions, (iv) except as provided in the next sentence, change the time for the expiration of the Offer, (v) change the form of consideration payable in the Offer or (vi) amend, alter, add or waive any term of the Offer in any manner that is, in the opinion of the Company, acting reasonably, materially adverse to the holders of the Shares. Notwithstanding the foregoing, (A) if on any scheduled expiration date of the Offer, which shall initially be the twentieth business day from and including the day that the Offer Documents (as described in the Pre-Acquisition Agreement) are filed with the appropriate securities authorities and mailed to shareholders of the Company, all of the Offer Conditions have not been satisfied or waived, Purchaser shall, unless in the reasonable judgment of Purchaser all of the Offer Conditions cannot be satisfied or waived on or prior to December 15, 1999, from time to time, extend the expiration time for such period of time as is necessary to satisfy or fulfill such Offer Conditions, (B) Purchaser may extend the Offer for any period required by any rule, regulation, interpretation or position of any of the securities authorities applicable to the Offer, or to permit the Company to cure certain misrepresentations, breaches or instances of non-performance under the Pre-Acquisition Agreement, and (C) Purchaser may extend the Offer for up to ten business days (but not beyond December 15, 1999) if there have been validly tendered (and not properly withdrawn) prior to the expiration of the Offer such number of the Shares that would constitute at least 80%, but less than 90%, of the issued and outstanding Company Shares as of the date of determination.

  Board Representation. Promptly upon the purchase by Purchaser of the outstanding Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Parent representation on the Board of Directors of the Company equal to the product of the total number of directors on the Board of Directors (giving effect to the directors appointed pursuant to this sentence) multiplied by the percentage that the aggregate number of the Shares beneficially owned by Parent or any affiliate of Parent following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, immediately take all actions necessary to cause Parent's designees to be appointed as directors of the Company, including increasing the size of the Board of Directors of the Company or securing the resignations of incumbent directors or both.

  The Company is obligated to promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill such obligations (including mailing to its stockholders the information required by such Section and Rule) and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and

Rule 14f-1. Parent shall supply to the Company and be solely responsible for any information with respect to Parent and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

  Following the appointment of designees of Parent and prior to consummation of a compulsory acquisition or Second Stage Transaction (as described below), any amendment of the Pre-Acquisition Agreement or the Company's Certificate and Articles of Continuance or By-Laws (collectively, the "the Company Governing Documents"), any termination of the Pre-Acquisition Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or waiver thereof, any waiver of any condition to the obligations of the Company or waiver of any of the Company's rights under the Pre-Acquisition Agreement or other action by the Company shall require the concurrence of a majority of the directors of the Company then in office who were not designated by Parent, which action shall be deemed to constitute the action of the full Board of Directors of the Company even if such majority does not constitute a majority of all directors then in office.

  Termination of Stock Options. Pursuant to the Pre-Acquisition Agreement, the Company shall cause the vesting of option entitlements under the Company's stock option plans to accelerate prior to or concurrent with the time of the consummation of the Offer (the "Effective Time"), such that all outstanding Company options to acquire Shares are exercisable prior to or concurrent with the Effective Time. At the Effective Time, each holder of a then outstanding Company option shall, in settlement thereof, be entitled to receive from the Company, and shall be paid in full satisfaction for each Share subject to such Company option an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the excess of the Offer price over the per share exercise or purchase price of such the Company option and (ii) the number of Shares subject to such Company option. Upon receipt of such consideration, each such Company option shall be cancelled. The surrender of a Company option to the Company in exchange for such consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company option. The Company's stock option plans shall terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be cancelled by the Company as of the Effective Time.

  Representations and Warranties. The Pre-Acquisition Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and good standing, capital structure, subsidiaries, indebtedness, corporate authorization, absence of changes, securities laws filings, consents and approvals, no violations of other agreements, employee benefits, litigation, taxes, compliance with applicable laws, environmental matters, Year 2000 compliance, insurance, financial statements, undisclosed liabilities and other matters. The Company has also represented that it has not retained (nor will it retain) any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of the Pre-Acquisition Agreement, any transaction contemplated thereby or any transaction presently ongoing or contemplated, except that Credit Suisse First Boston Corporation has been retained as the Company's financial advisor in connection with certain matters including the transactions contemplated thereby. Parent has also made certain representations and warranties with respect to corporate existence, corporate authorization, securities laws filings, consents and approvals, no violations of other agreements, the availability of cash or financing to consummate the Offer and the Second Stage Transaction, litigation and other matters.

  Conduct of Business and Other Covenants Prior to the Termination of the Pre-Acquisition Agreement. The Company has agreed that, except as otherwise agreed in writing by Parent or as expressly contemplated or permitted by the Pre-Acquisition Agreement, during the period from the date of the Pre-Acquisition Agreement until the Pre-Acquisition Agreement is terminated, (A) the business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the usual and ordinary course of business and consistent with past practice, and the Company shall use all commercially reasonable efforts to maintain and preserve its and its subsidiaries' business organization, assets, employees and advantageous business relationships; (B) it shall not directly or indirectly:
(i) amend the Company Governing Documents; (ii) declare, set aside or pay any dividend or other distribution or payment in respect of its share capital; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of the Company or its subsidiaries, other than Shares issuable pursuant to the terms of the Company options outstanding on the date hereof; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Company or any of its subsidiaries; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above; (C) other than pursuant to commitments entered into prior to the date of the Pre-Acquisition Agreement as disclosed in the disclosure schedule to the Pre-Acquisition Agreement (the "Disclosure Schedule") or the Company's reports filed with the Commission (the "SEC Reports"), neither the Company nor any of its subsidiaries shall directly or indirectly: (i) sell, pledge, dispose of or encumber any assets except in the ordinary course of business; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or, except for investments in securities made in the ordinary course of business, make any investment either by purchase of shares or securities, contributions of capital (other than to subsidiaries), property transfer, or, except in the ordinary course of business, purchase of any property or assets of any other individual or entity; (iii) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except in the ordinary course of business; (iv) except for certain previously disclosed obligations to officers, pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business consistent with past practice; (v) authorize, recommend or propose any release or relinquishment of any material contract right other than in the ordinary course of business consistent with past practice; (vi) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other document, other than in the ordinary course of business consistent with past practice; (vii) enter into any interest rate swaps, currency swaps or any other rate fixing agreement for a financial transaction or enter into any call arrangement of any sort or any forward sale agreement for commodities, other than in the ordinary course of business consistent with past practice; (viii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; or (ix) make any capital expenditures other than in accordance with the 1999 capital expenditure budget previously disclosed in writing to Parent;
(D) neither the Company nor any of its subsidiaries shall create any new payment obligations to officers, grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer or director, or take any action with respect to the grant of any severance or termination pay arising from the Offer or a change of control of the Company or the entering into of any employment agreement with, any senior officer or director, or with respect to any increase of benefits payable under its current severance or termination pay policies; (E) neither the Company nor any of its subsidiaries shall adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or as required by existing provisions of any such plans, programs, arrangements or agreements; and (F) the Company shall use its reasonable efforts to cause it current insurance (or re-insurance) policies not be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

  Employment Agreements, Maintenance of Employment and Benefit Plans. The Pre-Acquisition Agreement requires Parent to honor and comply with the terms of those existing executive termination and severance agreements, plans or policies of the Company and its subsidiaries, in each case to the extent disclosed in the Disclosure Schedule or the Company's SEC Reports or except as may otherwise be agreed with the relevant employee if Parent or the Company choose to terminate, whether constructively or actually, the employment of any employees (other than for cause) of the Company or any of its subsidiaries within one year of the completion of the Offer, notice and severance shall be provided to such employees in accordance with the Company's existing severance practices, in each case to the extent disclosed in the Disclosure Schedule or the Company's SEC Reports or except as may otherwise be agreed with the relevant employee. Except as otherwise agreed with a relevant employee, Parent and the Purchaser agree, and after the Effective Time will cause the Company and any successor to the Company to agree, to maintain until December 31, 1999 salaries and all benefit plans and compensation programs currently available to employees of the Company or any of its subsidiaries, including without limitation members of management of the Company or any of its subsidiaries, or to make available until December 31, 1999 alternative benefit plans and compensation programs which are comparable in the aggregate to those currently available to such employees.

  Fees and Expenses. Except in connection with fees payable to obtain the modification of the Company's debt covenants (which shall be paid or reimbursed by Parent) or fees payable as a result of the reason for the termination of the Pre-Acquisition Agreement, all fees, costs and expenses incurred in connection with the Pre-Acquisition Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense, whether or not the Offer is consummated.

  Termination. The Pre-Acquisition Agreement may be terminated by one party giving written notice to the other parties thereto, at any time prior to completion of the transactions contemplated thereby: by mutual written consent of the Company and Parent; by either Parent or the Company (provided that the terminating party is not then in breach, in any material respect, of any covenant or other agreement contained therein and no representation or warranty of such terminating party contained therein that is qualified as to materiality shall be untrue or incorrect, and no representation or warranty of such terminating party contained therein that is not so qualified shall be untrue or incorrect in any material respect, at any time before the Effective Time, in each case, as if made at and as of such time (or, to the extent such representation or warranty speaks as of a specific date, no such representation or warranty was so untrue or incorrect as of such date)), if there shall have been a breach, in any material respect, of any covenant or other agreement contained therein on the part of the other party or if any representation or warranty of such other party contained therein that is qualified as to materiality shall not be true and correct, or any representation or warranty of such other party contained therein that is not so qualified shall not be true and correct in all material respects, at any time before the Effective Time, in each case as if made at and as of such time (or, to the extent such representation or warranty speaks as of a specific date, such representation or warranty was not so true and correct as of such date), which breach or misrepresentation is not cured within 10 days following written notice to such other party, or such breach, by its nature or timing cannot be cured prior to the Expiry Time. The Pre-Acquisition Agreement may also be terminated: by the Company, following receipt of, and in order to accept or recommend, a superior take-over proposal if, after consulting with outside counsel, the Board of Directors of the Company has determined that such action is required in order to discharge properly the directors' fiduciary duties under applicable law; by Purchaser, if (i) the Board of Directors or any committee thereof of the Company modifies or amends in any manner adverse to Parent or Purchaser, or withdraws, its authorization, approval or recommendation of the Offer or the Pre-Acquisition Agreement or shall have resolved to do any of the foregoing or (ii) the Company or any of its subsidiaries (or the Board of Directors or any committee thereof) shall have approved, recommended, authorized, proposed or filed a document with any securities authority not opposing, or publicly announced its intention to enter into any take-over proposal (other than with Parent, Purchaser or any of their affiliates), or shall have resolved to do any of the foregoing; by either Parent or the Company, if the Offer terminates or expires at the Expiry Time, without Purchaser taking up and paying for any Company Shares on account of the failure of any of the Offer Conditions which has not been waived by Purchaser, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate the Pre-Acquisition Agreement to perform its requisite obligations thereunder; or by either Parent or the Company, if the date that Purchaser first takes up and acquires Company Shares pursuant to the Offer has not occurred on or prior to December 15, 1999. No termination of the Pre-Acquisition Agreement shall relieve any party from liability for any breach of the Pre-Acquisition Agreement.

  In the event of termination of the Pre-Acquisition Agreement (a) by the Company, following receipt of, and in order to accept or recommend, a superior take-over proposal if, after consulting with outside counsel, the Board of Directors of the Company has determined that such action is required in order to discharge properly the directors' fiduciary duties under applicable law or
(b) by Parent, if (i) the Board of Directors or any committee thereof of the Company modifies or amends in any manner adverse to Parent, or withdraws, its authorization, approval or recommendation of the Offer or the Pre-Acquisition Agreement or shall have resolved to do any of the foregoing or (ii) the Company or any of its subsidiaries (or the Board of Directors or any committee thereof) shall have approved, recommended, authorized, proposed or filed a document with any securities authority not opposing, or publicly announced its intention to enter into any take-over proposal (other than with Parent or any of its affiliates), or shall have resolved to do any of the foregoing, the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount of $15 million.

  In the event of termination of the Pre-Acquisition Agreement without consummation of the Offer principally as a result of a failure to obtain the antitrust approvals contemplated by paragraph (b) of the Offer Conditions, then, within two business days after such termination, Parent shall make payment to the Company by wire transfer of immediately available funds of a fee in the amount of $10 million, provided, however, that no payment shall be due if the Company shall have breached certain sections of the Pre-Acquisition Agreement.

  In the event a take-over proposal is announced publicly while the Offer is open for acceptance and the Minimum Condition is not satisfied at the Expiry Time (other than principally as a result of a failure to obtain the antitrust approvals contemplated by the Offer Conditions), then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount of $15 million.

  In the event a take-over proposal is announced publicly and made after the Expiry Time but prior to March 31, 2000, then, if Purchaser did not take up and pay for any Shares under the Offer and the Company was not entitled to any payment from Parent as a result of a failure to obtain the antitrust approvals contemplated by the Offer Conditions, the Company shall within two business days of the date on which such take-over proposal is made make payment to Parent by wire transfer of immediately available funds of a fee in the amount of $15 million.

  Indemnification and Insurance. The Pre-Acquisition Agreement also provides for the Parent's agreement to use reasonable efforts to secure directors and officers liability insurance coverage for the Company's current and former directors and officers on a six year "trailing" or "runoff" basis from and after the Effective Time. If a "trailing" policy is not available, then Parent agrees that for the entire period from the Effective Time until six years after the Effective Time, Parent will use reasonable efforts to cause the Company or any successor to the Company to maintain the Company's current directors' and officers' insurance policy or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof, for all present and former directors and officers of the Company, covering claims made prior to or within six years after the Effective Time. This obligation shall not require Parent to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (the "Insurance Amount") and, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of such amount, Parent shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount. Parent agrees that if it acquires the Shares under the Offer it shall cause the Company to fulfill its obligations pursuant to indemnities provided or available to past and present officers and directors of the Company pursuant to the provisions of the Company's Governing Documents, the CBCA, and the written indemnity agreements entered into between the Company and its officers and directors, in each case to the extent disclosed in the Disclosure Schedule or the Company's SEC Reports.

  No Solicitation. The Pre-Acquisition Agreement requires the Company to cease immediately and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted before the date of the Pre-Acquisition Agreement with respect to any takeover proposal and, without limitation, promptly following the execution of the Pre-Acquistion Agreement to request the return of all confidential information provided by the Company to all parties who have had such discussions or negotiations or who have entered into confidentiality agreements with the Company pertaining to the sale of the Company or a substantial portion of its assets.

  The Company also must immediately notify Purchaser of any takeover proposal received by it or any of its subsidiaries or any of their respective directors, officers, employees, agents, financial advisors, counsel or other representatives or any request for confidential information relating to the Company in connection with a takeover proposal or for access to the properties, books or records of the Company or any of its subsidiaries by any person or entity that it is considering making a takeover proposal. Any such notice to Purchaser shall be made orally immediately following any such receipt or request, shall be confirmed in writing, and shall indicate such details of the takeover proposal or information request known to such persons as the Purchaser may reasonably request, including the identity of the person making such takeover proposal or request for information.

  Neither the Company nor any of its subsidiaries, or any of their respective directors, officers, employees, agents, financial advisors, counsel or other representatives may, directly or indirectly, (i) solicit, initiate or encourage, or enter into any agreements or understandings with respect to any takeover proposal (other than from Parent and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) or (ii) provide any confidential information to any person or entity (other than Parent and its affiliates) or participate in any discussions or negotiations relating to any such takeover proposal.

  Notwithstanding the foregoing, if the Board of Directors of the Company receives a request for confidential information from a party who proposes to the Company a takeover proposal and the Board of Directors of the Company determines that such proposal is reasonably likely to lead to a takeover proposal which is more favorable to holders of Company Shares from a financial point of view than the Offer and, after consulting with its outside counsel, that it is necessary to do so in order for the directors to discharge properly their fiduciary duties under applicable law, then, and only in such case, the Company may, subject to the prior execution and delivery of a confidentiality agreement in substantially the same form and containing the same restrictions and limitations as are set forth in the confidentiality agreement between the Company and Parent, provide such party with access to such information regarding the Company as was provided to or made available to Parent and/or the Purchaser, and the Company or its Board of Directors may consider and negotiate such superior takeover proposal (it being understood that neither the Company nor its Board of Directors may approve, make a recommendation to the Company shareholders or enter into an agreement with respect to such superior takeover proposal unless the Pre-Acquisition Agreement has been previously terminated). In such event, upon Parent's request, the Company shall from time to time advise Parent as to the status of such discussions and shall provide to Parent a copy of any such confidentiality agreement immediately upon its execution.

  The Company is also prohibited from waiving, in whole or in part, the "standstill" provisions applicable to any party to a confidentiality agreement with the Company (other than Parent) as at June 23, 1999.

  Other Covenants of Parent and Purchaser. Parent and Purchaser have agreed to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any governmental authority or any other party so as to enable the parties to consummate the transactions contemplated by the Pre-Acquisition Agreement as soon as practicable, but in any event no later than December 15, 1999, including without limitation, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent, Purchaser or the Company as are required to be divested in order to avoid the entry of any injunction, temporary restraining order or other governmental order, which would otherwise have the effect of preventing the consummation of all or any part of the transactions contemplated under the Pre-Acquisition Agreement; provided, however, that neither Parent nor Purchaser shall have any obligation to take any actions if such actions, in the reasonable judgment of Parent, would reasonably be expected, in the aggregate, to materially impair the overall benefits to be realized by Parent from consummation of the Offer and the other transactions contemplated by the Pre-Acquisition Agreement.

  Other Mutual Covenants. Subject to the terms and conditions herein provided, each of the parties to the Pre-Acquisition Agreement has agreed to use all commercially reasonable efforts to take, and to cause its officers, employees, representatives, advisors and agents to take, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Pre-Acquisition Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to the Company's operations),
(ii) to make all filings and obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging the Pre-Acquisition Agreement or the consummation of the transactions contemplated hereby, (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and other filings and submissions of information requested by governmental authorities and (vi) to fulfill all conditions and satisfy all provisions of the Pre-Acquisition Agreement and the Offer.

  Nothing in the Pre-Acquisition Agreement (other than as expressly provided for) shall obligate Parent or the Purchaser (i) to keep the Offer open for acceptance beyond the expiration date set forth in the Offer (as it may be extended from time to time) or (ii) to take any action that, in the reasonable judgment of Parent, would reasonably be expected to materially impair the overall benefits to be realized by Parent from consummation of the Offer and the other transactions contemplated by the Pre-Acquisition Agreement.

  Subject to the confidentiality agreement between Parent and the Company and upon reasonable notice, the Company is obligated to afford Parent's officers, employees, counsel, accountants and other authorized representatives and advisers reasonable access, during normal business hours and until the expiration of the Pre-Acquisition Agreement, to all of its properties, books, contracts and records as well as to its management personnel, and, during such period, the Company is obligated to furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

  In the Pre-Acquisition Agreement, the Company acknowledged that following completion of the Offer the modification or elimination of the covenants contained in, and reduction of the outstanding amount of, its existing debt obligations is integral to Parent's business plans. The Company has agreed to use reasonable efforts to cooperate and assist Parent in obtaining consents to such modifications and in purchasing such obligations in furtherance of those plans, including the conduct of (or provision of assistance to Parent in conducting) a consent solicitation and tender offer for the outstanding debt securities of the Company or its subsidiaries on terms satisfactory to Parent; provided that (i) the Company shall not be required to purchase any debt obligations or pay any fees in connection with such efforts prior to consummation of the Second Stage Transaction, unless funds therefore are provided by Parent on terms satisfactory to the Company and (ii) Parent shall pay or reimburse the Company for all reasonable expenses in connection therewith.

 Lock-up Agreements with Shareholders

  The following sets forth a summary of certain provisions of the Lock-up Agreements between Purchaser and Ravine and between Purchaser and Teachers, respectively. A copy of each of the Lock-up Agreements is filed with the SEC as an exhibit to Purchaser's Schedule 14D-1.

  Concurrently with the execution of the Pre-Acquisition Agreement, Purchaser entered into Lock-up Agreements with Ravine, the owner of 7,889,870 Shares (representing approximately 18.4% of the outstanding Shares on a fully diluted basis), and Teachers, the owner of 7,919,638 Shares (representing approximately 18.5% of the outstanding Shares on a fully diluted basis), respectively. Pursuant to the Lock-up Agreements, Ravine and Teachers agreed to validly tender and not withdraw their Shares, unless (in the case of Teachers only) a Superior Takeover Proposal (as defined in the Pre-Acquisition Agreement) is made. In addition, Ravine has granted Purchaser an option to purchase its Shares at a price of U.S.$11.75 per Share (or any greater amount per Share paid in the Offer). Such option is exercisable in certain circumstances following termination of the Pre-Acquisition Agreement.

  The option to acquire Ravine's Shares is exercisable if (a) the Pre-Acquisition Agreement is terminated (i) by the Company because the Company has received a superior take-over proposal and the Board of Directors of the Company has determined that its fiduciary duties require it to terminate the Pre-Acquisition Agreement, or (ii) by Parent because (A) the Board of Directors of the Company or any committee thereof has modified or withdrawn its approval or recommendation of the Offer or (B) the Company has publicly announced its intention to enter into a business combination with any person other than Parent or Purchaser or taken other public actions not opposing another take-over proposal; (b) a take-over proposal with respect to the Company is announced by a person other than Parent or Purchaser while the Offer is open and the Minimum Condition is not satisfied; or (c) a take-over proposal with respect to the Company is announced by a person other than Parent or Purchaser after the Offer has closed but prior to March 31, 2000 and Purchaser did not consummate the Offer.

  If Purchaser acquires the Shares by exercising its option in respect of Ravine and then sells such Shares to a buyer pursuant to any Take-over Proposal within 12 months of the Closing, Ravine is entitled to receive 75% of the excess of the aggregate proceeds received by the Purchaser in such sale over the aggregate price the Purchaser paid in exercising the option for those Shares.

  The two Lock-up Agreements also contain covenants by Ravine and Teachers not to take any action to solicit, initiate or encourage inquiries, proposals or offers from, or provide information to any other person relating to the direct or indirect acquisition or disposition of any securities of the Company or its subsidiaries. Each of Ravine and Teachers further covenants not to cooperate or participate in any amalgamation, merger or other business combination of the Company or its subsidiaries and not to dispose of any of their Shares, except in accordance with the applicable Lock-up Agreement.

  The Lock-up Agreements further contain a covenant by Ravine and Teachers to use all reasonable efforts to cause their associates or nominees who serve as directors of the Company to resign as the Purchaser requests after the Purchaser acquires the Shares under the Offer. Currently, at least two Board members, one of whom is the chair, are designees of Ravine and Teachers.

  In the case of the Lock-up Agreement with Ravine, from and after the date when the option ceases to be exercisable, the Lock-up Agreement terminates. Teachers may terminate its Lock-up Agreement at the earliest of (i) a third party's making a bona fide offer that constitutes a Superior Take-over Proposal; (ii) termination of the Pre-Acquisition Agreement; and (iii) December 15, 1999.

 Arrangements with Certain Employees of the Company

  Parent has offered employment effective upon consummation of the Offer upon terms to be negotiated to each of: W. Michael Clevy, President and Chief Executive Officer of the Company; Herman V. Kling, Senior Vice President for Sales and Marketing of the Company; and David B. Schumacher, Vice President and General Manager of the Commercial Products Group for the Company. In addition, each of these individuals has been offered sign-on bonuses of US$100,000 and the opportunity to convert certain severance benefits and stock awards. At this time, no agreement has been reached with any of these individuals.

  The Company, in consultation with Parent, also has adopted an incremental bonus plan for certain senior officers in respect of services to be provided by such officers in connection with the transition of the Company's ownership to Purchaser. The bonus plan will provide for bonuses to be paid by the Company within 60 to 90 days after the consummation of the Offer and will involve aggregate payments of approximately US$1 million. With the exception of W. Michael Clevy, President and Chief Executive Officer, who is proposed to receive US$500,000, the participating officers and the amounts to be paid to the participating officers have not yet been determined; however, the Company and Parent intend to consult with each other in respect of the details of the plan.

 Confidentiality Agreement

  The following is a summary of certain material provisions of the Confidentiality Agreement, dated March 19, 1999 (the "Confidentiality Agreement"), between Parent and the Company, a copy of which is filed with the SEC as an exhibit to Purchaser's 14D-1. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Agreement.

  Pursuant to the Confidentiality Agreement, Parent and its representatives agreed to keep confidential certain information received from the Company. The Confidentiality Agreement also contains a six-month standstill provision and a provision pursuant to which Parent agreed not to solicit for employment any person employed by the Company. The provisions of the Confidentiality Agreement shall remain binding and in full force and effect for a period of two years and the parties shall comply with, and shall cause their respective agents and representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

 Acquisition of Shares Not Tendered

  Purchaser intends (and the Pre-Acquisition Agreement obligates Purchaser to use reasonable best efforts) to acquire all Shares that are not tendered in the Offer through a compulsory acquisition or other type of second stage transaction (each, a "Second Stage Transaction") permitted by Canadian corporate law. The Pre-Acquisition Agreement provides that the consideration per Share in such Transaction may not be less than the consideration paid in the Offer, and Purchaser intends that the per Share consideration will be equal to the Offer Price.

  The Company is obligated under the Pre-Acquisition Agreement to assist in a Second Stage Transaction, including by calling a shareholders' meeting and by distributing necessary informational materials in connection therewith. As described below, a Second Stage Transaction may take one of several forms.

  Compulsory Acquisition. If, within 120 days after the date of the Offer, Purchaser acquires in the Offer at least 90% of the Shares, other than Shares held at the date of the Offer by or on behalf of the Purchaser or its affiliates or associates and such Shares have been taken up and paid for by the Purchaser, the Purchaser intends to acquire pursuant to the provisions of
Section 206 of Canada Business Corporations Act (the "CBCA") the remaining Shares held by each Shareholder who did not accept the Offer, on the same terms as the Shares acquired under the Offer (a "compulsory acquisition").

  To exercise such statutory right, Purchaser must give notice (the "Offeror's Notice") to each Shareholder who did not accept the Offer (and to each person who subsequently acquires any such Shares) (in each case a "Dissenting Offeree") and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the Offer. Within 20 days of giving the Offeror's Notice, Purchaser must pay or transfer to the Company the consideration Purchaser would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with
Section 206 of the CBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the applicable securities held by such Dissenting Offeree to the Company, and may elect either to transfer such securities to Purchaser on the terms of the Offer or to demand payment of the fair value of such securities held by such holder by so notifying the Purchaser. If a Dissenting Offeree has elected to demand payment of the fair value of such securities, Purchaser may apply to a court having jurisdiction to hear an application to fix the fair value of such securities of that Dissenting Offeree. If Purchaser fails to apply to such court within 20 days after it made the payment or transferred the consideration to the Company referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If no such application is made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such securities to Purchaser on the terms of the Offer. Any judicial determination of the fair value of the securities could be more or less than the amount paid pursuant to the Offer.

  The foregoing is a summary only. Section 206 of the CBCA is complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about these provisions should consult their legal advisors.

  See Sections 6a and 6b for a discussion of the tax consequences to Shareholders in the event of a compulsory acquisition.


  Other Second Stage Transactions. If the foregoing statutory right of compulsory acquisition is not available, then Purchaser intends to consider other means of acquiring, directly or indirectly, all of the Shares in accordance with applicable law, including a subsequent acquisition transaction (as described below). In order to effect a subsequent acquisition transaction, Purchaser may seek to cause a special meeting of the necessary classes of securities of the Company and/or the shareholders to be called to consider an amalgamation, share consolidation, statutory arrangement, capital reorganization or other transaction involving Purchaser and/or an affiliate of Purchaser and the Company and/or the shareholders for the purposes of the Company becoming, directly or indirectly, a wholly-owned subsidiary of Purchaser or effecting an amalgamation or merger of the Company's business and assets with or into Purchaser and/or an affiliate of Purchaser (each of the foregoing, a "subsequent acquisition transaction"). The Purchaser currently intends to propose a consolidation of the Shares pursuant to which shareholders who do not deposit their Shares under the Offer would have the number of Shares they hold changed into a number of Shares which is less than one, resulting in such shareholders receiving cash consideration equal to the purchase price which would have been paid for such Shares had they been tendered under the Offer. Depending upon the nature and terms of the subsequent acquisition transaction, the approval of at least 66 2/3% of the votes cast by holders of the outstanding Shares may be required at a meeting duly called and held for the purpose of approving the subsequent acquisition transaction.

  The tax consequences to a shareholder of a subsequent acquisition transaction may differ from the tax consequences to such shareholder of accepting the Offer. See Section 6a and 6.

  The methods of acquiring the remaining outstanding Shares described above, other than a compulsory acquisition, would be a "going private transaction" within the meaning of certain applicable Canadian securities legislation and the regulations to the Securities Act (Ontario) (the "Regulations"), Policy
9.1 promulgated under the Securities Act (Ontario) ("Policy 9.1") and Policy Q-27, promulgated under the Securities Act (Quebec) ("Policy Q-27") with respect to holders of a class of participating securities, if such method would result in the interest of a holder of Shares (the "affected securities') being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security of the Company, a successor to the business of the Company or another issuer who controls the Company or, in the case of Policy 9.1 and Policy Q-27, an issuer who controls a successor to the business of the Company. In certain circumstances, the provisions of Policy 9.1 and Policy Q-27 may also deem certain types of subsequent acquisition transactions to be "related party transactions."

  The Regulations, Policy 9.1 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction (or a related party transaction in the case of Policy 9.1 and Policy Q-27) is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and to provide to the holders of the affected securities a summary of such valuation. In connection therewith, Purchaser intends to rely on any exemption then available or to seek waivers pursuant to Policy 9.1 and Policy Q-27 or any rule promulgated in substitution therefor from the Ontario Securities commission (the "OSC") and the Quebec Securities Commission ("QSC"), respectively, exempting Purchaser or the Company, as appropriate, from the requirement to prepare a valuation in connection with the subsequent acquisition. In connection with the aforementioned exemptions, Purchaser confirms that it has no knowledge, after reasonable inquiry, of non-financial factors or factors particular to Ravine or Teachers which were considered relevant by Ravine or Teachers in assessing the price offered by Purchaser for the Shares. Purchaser also certifies that it has no knowledge, after reasonable inquiry, of any prior event in the affairs of the Company which was undisclosed at the time of the discussions with Ravine and Teachers regarding the possible acquisition of the Company which if disclosed could reasonably have been expected to affect the price offered by Purchaser for the Shares following the discussions with Ravine and Teachers and that no intervening event, other than the Offer, has occurred which could reasonably be expected to increase the value of the Shares.

  Policy 9.1 and Policy Q-27 would also require that, in addition to any other required securityholder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" holders of the affected securities be obtained, unless a formal valuation is required and the consideration is payable in cash and is less in amount than per security value or the simple average of the high and low ends of the range of per security values arrived at by the formal valuation, in which case a two-thirds majority of the "minority" vote is required. In relation to the Offer and any going private transaction, the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the OSC and QSC, all holders of Shares other than the Offeror, its directors and senior officers, any associate or affiliate of the Offeror or its directors or senior officers in connection with the Offer or the subsequent going private transaction, and any person who is a "related party" of the Offeror as defined by Policy 9.1 and Policy Q-27. Subject to any exemption or waiver then available or obtained, as the case may be, Shares which are deposited under the Offer by Ravine and Teachers pursuant to the Lock-up Agreements will not be treated as "minority" shares. Policy 9.1 and Policy Q-27 also provide that the Offeror may treat Shares acquired pursuant to the Offer as "minority" shares and may vote them, or consider them voted, in favor of such going private transaction if a summary of a valuation was provided or no valuation was required in respect of the Offer and if the consideration per security in the going private transaction is at least equal in value to the consideration paid under the Offer and the intention to proceed with the transaction is disclosed in the Offer to Purchase. The Offeror intends that the consideration offered under any subsequent going private transaction proposed by it would be identical to the consideration offered under the Offer.

  In the event a subsequent acquisition transaction were to be consummated, holders of Shares, under the CBCA, may have the right to dissent and demand payment of the fair value of such Shares. This right, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Shares. The fair value of Shares so determined could be more or less than the amount paid per Share pursuant to the subsequent acquisition transaction or the Offer. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the market price of the Shares.

  If Purchaser decides not to effect a compulsory acquisition or propose a subsequent acquisition transaction involving the Company, or proposes a subsequent acquisition transaction but cannot promptly obtain any required approval, then Purchaser will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater than, equal to or less than the price to be paid for Shares under the Offer and could be for cash or other consideration. Alternatively, the Purchaser may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Purchaser, which may vary from the terms and the price paid for Shares under the Offer.

  In September, 1994 the Director appointed under the CBCA released a policy on "going private transactions" stating, among other things, that the Director is of the opinion that going private transactions are permitted under the CBCA provided that the transaction is not oppressive or unfairly prejudicial to or unfairly disregards the interests of a person whose interest in a participating security is being terminated without his or her consent In determining whether a going private transaction is fair, the policy states that compliance with the requirements set forth in Policy 9.1 or Policy Q-27 will usually be viewed by the Director as sufficient.

  Certain judicial decisions may be considered relevant to any subsequent acquisition transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of Policy 9.1 and Policy Q-27, Canadian courts, in a few instances, granted preliminary injunctions to prohibit transactions involving going private amalgamations. The current trend both in legislation and in the U.S. jurisprudence upon which the previous Canadian decisions were based is toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Holders should consult their legal advisors for a determination of their legal rights.

  Rule 13e-3 under the Exchange Act is applicable to certain going private transactions and may under certain circumstances be applicable to the proposed acquisition of Shares not tendered in the Offer, whether acquired by statutory right of compulsory acquisition under the CBCA, amalgamation, share consolidation, statutory arrangement and/or other business combination. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the subsequent acquisition transaction or (ii) the subsequent acquisition transaction is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the subsequent acquisition transaction is at least equal to the amount paid per Share in the Offer, provided disclosure of the possible subsequent acquisition transaction is made at the time of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction. The Purchaser does not believe that Rule 13e-3 will be applicable to any subsequent acquisition transaction contemplated herein.

  Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a going private transaction or a related party transaction.

 Plans for the Company

  It is expected that, following the Second Stage Transaction, the Company will substantially retain its current operational structure, manufacturing and sales infrastructure, distribution and dealer networks and brands.

  As contemplated by the Pre-Acquisition Agreement and as described in Section 8, the Note Issuer, a subsidiary of the Company, is making the Senior Note Offer.

14. Dividends and Distributions

  Pursuant to the terms of the Pre-Acquisition Agreement, unless the Purchaser shall otherwise agree in writing, during the period from the date of the Pre-Acquisition Agreement until the Pre-Acquisition Agreement is terminated, the Company shall not directly or indirectly declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its share capital or enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing.

  According to the Company 10-K, the Company has not paid a dividend on its ordinary shares since 1990. The Company currently intends to retain all earnings to support the development and growth of the Company. In addition, the Company's senior debt issue limits the ability to pay dividends and distributions on its ordinary shares.

15. Certain Legal Matters

  Except as described in this Section 15, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 5 for certain conditions to the Offer.

  State Takeover Laws. A number of states have adopted "takeover' statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of shareholders in the state and is incorporated there.

  Based on information supplied by the Company, Parent and Purchaser do not believe that any state takeover statutes purport to apply to the Offer or a Second Stage Transaction. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Parent and Purchase reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or a Second Stage Transaction and nothing in this Offer to Purchase or any action taken in connection with the Offer or a Second Stage Transaction is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or a Second Stage Transaction and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or a Second Stage Transaction. Parent and Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or a Second Stage Transaction. In such case, Purchaser may not be obliged to accept for payment or pay for any shares tendered pursuant to the Offer.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration or earlier termination of a 15-calendar-day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission (the "FTC"). Purchaser expects to make its filing with the Antitrust Division and the FTC on or about July 1, 1999. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser, the waiting period will be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Purchaser. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of Purchaser, be extended and, in any event, the purchase of and any payment for Shares will be deferred until ten days following the date the request is complied with by Purchaser, unless the waiting period is terminated early by the FTC and the Antitrust Division. Unless the Offer is extended, any extension of the waiting period may not give rise to any additional withdrawal rights. See Section 4.

  In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Second Stage Transaction or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or of the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof. If any such action by the FTC, the Antitrust Division or any other person should be threatened or commenced, Purchaser may extend, terminate or amend the Offer. See Section 5 for certain conditions to the Offer. Purchaser believes that consummation of the Offer would not violate any antitrust laws; there can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

  Although the parties to the Pre-Acquisition Agreement are required to remove or satisfy, if reasonably practicable, any objections to the validity or legality of the Second Stage Transaction, Parent is not required by the Pre-Acquisition Agreement to take any action that in its reasonable judgment would reasonably be expected to impair the overall benefits to be realized by Parent from consummation of the Offer and the other transactions contemplated by the Pre-Acquisition Agreement.

  Competition Act. The business combination provisions of the Competition Act (Canada) (the "Competition Act") permit the Director of Investigation and Research appointed under such Act (the "Director"), to apply to the Competition Tribunal (the "Tribunal") to seek relief in respect of a business combination transaction which prevents or lessens, or is likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a completed business transaction, ordering a dissolution of the business transaction or a disposition of assets or shares, and in the case of a proposed business transaction, prohibiting completion of the transaction.

  The Competition Act also requires parties to certain proposed business combination transactions which exceed specified size thresholds to provide the Director with prior notice of and information relating to the transaction and the parties thereto, and to await the expiration of the prescribed waiting period, prior to completing the transaction. In lieu of, or in addition to, filing a prescribed notice and awaiting the expiration of the prescribed waiting period, a party to a proposed business combination transaction may apply to the Director for an advance ruling certificate which may be issued by the Director if he is satisfied he would not have sufficient grounds on which to apply to the Tribunal for an order under the business combination provisions in respect of the transaction. Purchaser will apply for an advance ruling certificate and will be filing a short form pre-merger notification with the Director.

  Investment Canada Act. The Investment Canada Act is Canada's statute of general application governing the acquisition of control of Canadian businesses by non-Canadians. An investment governed by the Act is either notifiable or reviewable. A notifiable investment is simply one for which the acquiror must provide a two page notice to the Investment Review Decision of Industry Canada ("Investment Canada") at any time prior to the closing of the investment or within 30 days thereafter.

  A reviewable investment is one for which the acquiror must submit an application for review with prescribed information to Investment Canada. With certain limited exceptions relating to the type of business carried on by the target company, an acquisition of a Canadian business by a non-Canadian that qualifies as a "WTO investor" for purposes of the Act is reviewable if the value of the assets acquired is equal to or greater than Cdn $184 million as set forth in the audited financial statements of the target company for its most recently completed fiscal period.

  Before a reviewable investment may be completed, the Minister of the federal Cabinet responsible for Investment Canada must determine that the investment is likely to be of "net benefit to Canada".

  The Minister has an initial 45-day period to make his determination from the date of receipt by the Investment Review Division of a completed application for review. The Minister may, at his discretion, extend this initial 45-day period for a further 30 days by giving notice to the prospective acquiror. Any further extensions require the consent of the acquiror. If at the end of the 75-day period the Minister is not satisfied that the investment is likely to be of net benefit to Canada, he must send a notice to that effect to the prospective acquiror, and the acquiror has 30 days to make representations and submit undertakings to the Minister in an attempt to change his decision.

  A filing will be made on a confidential basis for an application for review under the Investment Canada Act, at or about the time of the mailing of the Offer.

  Class Action. Two shareholders of the Company filed a class action complaint against the Company and its directors on June 25, 1999 in the Chancery Court for the State of Tennessee, Marshall County, Lewisburg, seeking, among other things, (i) a declaration that the Pre-Acquisition Agreement was entered into by the Company in breach of the directors' fiduciary duties and is therefore unenforceable, (ii) an injunction restraining the defendants from taking action in furtherance of the Offer and (iii) in the event that a business combination of the Company and Purchaser is consummated, compensatory damages. In addition, the plaintiffs filed an emergency motion for an order to temporarily restrain the defendants from taking any action in furtherance of the Offer.

  Statutory Rights in Canada. Securities legislation in certain of the provinces and territories of Canada provides holders of Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Shares. However, such rights must be exercised within prescribed time limits. Holders of Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

16. Certain Fees and Expenses

  Purchaser has retained Salomon Smith Barney Inc. as U.S. Dealer Manager for this Offer. Salomon Smith Barney Inc. will also act as dealer manager for the Senior Note Offer. Salomon Smith Barney Inc. will receive customary compensation in connection with such activities, and will receive reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the Offer, including liabilities under applicable securities laws.

  Purchaser has also retained Citibank, N.A. as U.S. Depositary, Montreal Trust Company of Canada as Canadian Depositary, and Georgeson & Company as Information Agent. Each of the foregoing will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the Offer, including liabilities under applicable securities laws.

  Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. Miscellaneous

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial or other governmental action. If Purchaser becomes aware of any valid prohibition, Purchaser will make a good faith effort to comply with any such prohibition. If, after such good faith effort, Purchaser cannot comply with any such prohibition, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in the relevant jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Purchaser and Parent have filed with the SEC a Tender Offer Statement on
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3, under the Exchange Act, containing certain additional information with respect to the Offer and may file amendments thereto. The Company has filed with the SEC the Schedule 14D-9 (including exhibits) containing the Company's recommendation with respect to the Offer and other information required to be disseminated to stockholders of the Company pursuant to Rule 14d-9. Such Tender Offer Statement, Schedule 14D-9 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in the manner set forth in Sections 9 and 10 (except that they will not be available at the regional offices of the Commission).

  No person has been authorized to give any information or make any representation on behalf of Purchaser or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized.

  Purchaser has no information which indicates any material change in the affairs of the Company since the date of the last published financial statements of the Company. Purchaser has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the holders of Shares to accept or reject the Offer.

  Except as disclosed under the heading "Lock-up Agreements with Shareholders" in this Offer to Purchase, in Item 6(b) of the Schedule 14D-9 filed with the SEC today by the Company or under the caption "Acceptance of the Offer" in the Directors' Circular filed with the SEC today by the Company as an exhibit to the Schedule 14D-9, Purchaser has no knowledge of whether any holders of Shares have committed to accept this Offer to tender.

  The contents of the Offer to Purchase and this Circular have been approved, and the sending thereof to the holders of the Shares has been authorized, by the board of directors of the Purchaser.

                                   CONSENTS

Consents of Counsel

To: The Directors of
Titan Acquisitions, Ltd.

  We hereby consent to the reference to our opinion contained under "Certain Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated June 30, 1999 made by Titan Acquisitions, Ltd. to the holders of Shares of the Company.

                                          (Signed) Stikeman, Elliott

Montreal, Quebec
June 30, 1999

Consents of Counsel

To: The Directors of
Titan Acquisitions, Ltd.

  We hereby consent to the inclusion of Section 6a, "Certain Federal Income Tax Consequences," which was prepared by us, in the Circular accompanying the Offer dated June 30, 1999 to purchase for cash all outstanding ordinary shares of International Comfort Products Corporation made by Titan Acquisitions, Ltd. to the holders of ordinary shares of International Comfort Products Corporation.

                                          (Signed) Cleary, Gottlieb, Steen &
                                          Hamilton

New York, New York
June 30, 1999

                           APPROVAL AND CERTIFICATE

DATED: June 30, 1999

  The contents of the Offer to Purchase and the Circular have been approved, and the sending, communication or delivery thereof to the shareholders of International Comfort Products Corporation has been authorized by the board of directors of the Offeror. The foregoing contains no untrue statement of a material fact and does not omit to state a fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

                                          -------------------------------------
                                                    Ari Bousbib, President

                                          As the sole member of the Board of
                                          Directors of
                                            Titan Acquisitions, Ltd.

                                          -------------------------------------
                                                    Ari Bousbib, Director

                                                                        ANNEX I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PARENT AND PURCHASER

  Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. The business address of each such person is One Financial Plaza, Hartford, CT 06101. Unless otherwise indicated, each such person is a citizen of the United States and has held his or her present position as set forth below for the past five years. Directors of Parent are indicated by an asterisk. Effective as of close of business on June 30, 1999, Eugene Buckley is expected to retire from his position as Chairman and Chief Executive Officer of Sikorsky Aircraft Corp. and Dean C. Borgman will become President and Chief Executive Officer of Sikorsky Aircraft Corp.

                                     Present Principal Occupation or
                                     Employment;
 Name, Citizenship and               Material Positions Held During the Past
 Current Business Address        Age Five Years
 ------------------------------- --- ------------------------------------------
 Dean C. Borgman................  58 Expected to become President and Chief
                                     Executive Officer of Sikorsky Aircraft
                                     Corp. effective as of the close of
                                     business on June 30, 1999; previously
                                     Senior Vice President of The Boeing
                                     Company (helicopter unit); former
                                     President of McDonnell Douglas' helicopter
                                     business
 Ari Bousbib....................  38 Vice President of Strategic Planning of
  Citizenship: French/Portuguese     Parent since 1997; previously Managing
                                     Director, the Strategic Partners Group;
                                     Partner, Booz, Allen & Hamilton
 Eugene Buckley**...............  68 Expected to resign as Chairman and Chief
                                     Executive Officer, Sikorsky Aircraft
                                     effective as of the close of business on
                                     June 30, 1999; previously President,
                                     Sikorsky Aircraft Corporation; President
                                     and Chief Executive Officer, Sikorsky
                                     Aircraft Division
 William L. Bucknall, Jr........  56 Senior Vice President, Human Resources &
                                     Organization, of Parent since 1992.
 John F. Cassidy, Jr............  55 Senior Vice President--Science and
                                     Technology, of Parent since 1998;
                                     previously Vice President, United
                                     Technologies Research Center
 Antonia Handler Chayes*........  69 Director since 1981; Senior Advisor and
                                     Board Member of Conflict Management Group
                                     (CMG); Senior Consultant to
                                     JAMS/ENDISPUTE; Adjunct Lecturer at the
                                     Kennedy School of Government and Co-
                                     Director of the Project on International
                                     Compliance and Dispute Settlement at the
                                     Program on Negotiation at Harvard Law
                                     School; member of the American Law
                                     Institute and the Council on Foreign
                                     Relations
 Louise Chenevert...............  41 President of Pratt & Whitney since 1999;
                                     Executive Vice President of Pratt &
                                     Whitney for operations, worldwide
                                     purchasing, and aftermarket business from
                                     June 1998-1999; Executive Vice President
                                     for operations of Pratt & Whitney from
                                     January 1997-1998; joined Pratt & Whitney
                                     Canada in 1993
 Kevin Conway...................  50 Vice President, Taxes, of Parent since
                                     1995; previously Director of Taxes, United
                                     Technologies Corporation

                                   Present Principal Occupation or Employment;
 Name, Citizenship and             Material Positions Held During the Past Five
 Current Business Address      Age Years
 ----------------------------- --- --------------------------------------------
 George David*................  57 Director of Parent since 1992; Chairman of
                                   Parent since 1997; Chief Executive Officer
                                   of Parent since 1994; President of Parent
                                   from 1992 to 1999; member of The Business
                                   Roundtable; Chairman or President of the
                                   Boards of the Graduate School of Business
                                   Administration at the University of
                                   Virginia, the National Minority Supplier
                                   Development Council and the U.S.-ASEAN
                                   Business Council
 David J. Fitzpatrick.........  45 Senior Vice President and Chief Financial
                                   Officer of Parent since 1998; previously
                                   Vice President and Controller, Eastman Kodak
                                   Co.; Finance Director--Cadillac Luxury Car
                                   Division, Chief Accounting Officer, General
                                   Motors Corp.
 Jean-Pierre Garnier, Ph.D.*..  51 Director of Parent since 1997; Chief
                                   Operating Officer and Executive Member of
                                   the Board of Directors of SmithKline Beecham
                                   plc, Philadelphia, PA (pharmaceuticals)
                                   since 1995; Chairman, SmithKline Beecham
                                   plc, Pharmaceuticals from 1994-1995;
                                   Director of the Eisenhower Exchange
                                   Fellowship
 Pehr G. Gyllenhammar*........  64 Director of Parent since 1981; Chairman, CGU
 Citizenship: Swedish              plc (insurance);
                                   Senior Advisor, Lazard Freres & Co., LLC
                                   (investment banking); previously Executive
                                   Chairman, AB Volvo, Gotegorg, Sweden; also
                                   Chairman of Actinova Limited; member of the
                                   Supervisory Board of Lagardere SCA; Trustee
                                   of the Reuters Founders Share Co. Limited;
                                   Chairman of the Board of Cofinec N.V. and
                                   Chairman of Swedish Ships' Mortgage Bank
 Jay L. Haberland.............  48 Vice President-Controller of Parent since
                                   1996; previously Acting Chief Financial
                                   Officer, Director of Internal Auditing, of
                                   Parent; Vice President, Finance, Commercial
                                   & Industrial Group, The Black & Decker
                                   Corporation
 Ruth R. Harkin...............  54 Senior Vice President, International Affairs
                                   and Government Relations, of Parent since
                                   1997; previously President and Chief
                                   Executive Officer, Overseas Private
                                   Investment Corporation
 Robert H. Jenkins............  56 Chairman, Hamilton Sunstrand Corporation
                                   since June 10, 1999; Chairman of the Board,
                                   President and Chief Executive Officer of
                                   Sundstrand Corporation from 1997-99;
                                   Director of Sunstrand Corporation since
                                   1995; Executive Vice President of Illinois
                                   Tool Works Inc., Glenview, IL (construction
                                   products, engineered polymers, automotive
                                   and specialty components, packaging
                                   products/systems and finishing systems) from
                                   1990-1995; currently Director of AK Steel
                                   Holding Corporation, Middletown OH (steel
                                   manufacture); Solution, Inc., St. Louis, MO
                                   (chemical company); Cordant Technologies,
                                   Inc., Salt Lake City, UT (aerospace and
                                   industry).
 Karl J. Krapek*..............  50 Director of Parent since 1997; President and
                                   Chief Operating Officer of Parent since
                                   1999. Previously Executive Vice President of
                                   Parent; President, Pratt & Whitney; Chairman
                                   of the Board of Directors of the Connecticut
                                   Capitol Region Growth Council; Chairman of
                                   the MetroHartford Millennium Management
                                   Group; Vice Chairman of the Board of
                                   Trustees of the Connecticut State University
                                   System member of the Director's Advisory
                                   Board of the Yale Cancer Center; Director of
                                   Saint Francis Care, Inc. and will serve as
                                   1999 General Campaign Chairman for the
                                   United Way and Combined Health Appeal
                                   Community Campaign in Hartford area

 Name, Citizenship and
 Current Business            Present Principal Occupation or Employment;
 Address                 Age Material Positions Held During the Past Five Years
 ----------------------- --- --------------------------------------------------
 Charles R. Lee*........  59 Director of Parent since 1994; Chairman and Chief
                             Executive Officer of GTE Corporation, Irving, TX
                             (telecommunications); Director of The Procter &
                             Gamble Company; Director of the USX Corporation;
                             member of The Business Roundtable and The Business
                             Council; Trustee of the Board of Trustees of
                             Cornell University; Director of the New American
                             Schools Development Corporation; member of The
                             Conference Board; Harvard Business School's Board
                             of Directors of the Associates; Director of the
                             Stamford Hospital Foundation
 John R. Lord...........  55 President, Carrier Corporation since 1995;
                             previously President, Carrier NAO
 Richard D. McCormick*..  58 Director of Parent since February, 1999; Chairman,
                             U S WEST, Inc., Denver, CO (telecommunications).
                             Previously Chairman, President and Chief Executive
                             Officer of former parent company, also known as U
                             S WEST, Inc.; also Director of United Airlines;
                             Wells Fargo and Company; Concept Five
                             Technologies; Chairman of the United States
                             Council for International Business; Vice President
                             of the International Chamber of Commerce; Chairman
                             of Creighton University; member of the Business
                             Council; Trustee of the Denver Art Museum; Board
                             Member of the American Indian College Fund
 Ronald F. McKenna......     Executive Vice President and Chief Operating
                             Officer of Hamilton Sundstrand, Aerospace, since
                             May 6, 1996; Vice President of Business
                             Development, Sunstrand Aerospace from January,
                             1995-May, 1996; Vice President and General Manager
                             of Sunstrand Aerospace Electric Power from
                             December, 1989-January, 1995
 Angelo J. Messina......  46 Vice President, Financial Planning and Analysis,
                             of Parent since 1998; previously Director,
                             Financial Planning and Analysis, of Parent; Vice
                             President, Strategic Planning, Pratt & Whitney;
                             Director, Investor Relations, of Parent
 Stephen F. Page........  59 Executive Vice President and President and Chief
                             Executive Officer, Otis Elevator since 1997;
                             previously Executive Vice President and Chief
                             Financial Officer of Parent
 William J. Perry*......  71 Director of Parent since 1997; Michael and Barbara
                             Berberian Professor at Stanford University, with a
                             joint appointment in the Department of
                             Engineering-Economic Systems & Operations Research
                             and the Institute for International Studies;
                             Fellow at the Hoover Institute; co-director of the
                             Stanford-Harvard Preventive Defense Project;
                             previously Secretary of Defense for the United
                             States; also Chairman of Global Technology
                             Partners; Director of Hambrecht & Quist, LLC; The
                             Boeing Company; and Cylink Corporation
 Frank P. Popoff*.......  63 Director of Parent since 1996; Chairman, The Dow
                             Chemical Company, Midland, MI; Director of
                             American Express Company; U S West, Inc.; Chemical
                             Financial Corporation; and Michigan Molecular
                             Institute; member of the Business Council for
                             Sustainable Development; The Business Council; the
                             Council for Competitiveness; the American Chemical
                             Society; and director emeritus of the Indiana
                             University Foundation

                                   Present Principal Occupation or Employment;
 Name, Citizenship and             Material Positions Held During the Past Five
 Current Business Address      Age Years
 ----------------------------  --- --------------------------------------------
 Gilles A.H. Renaud..........   53 Vice President-Treasurer of Parent since
                                   1996; previously Vice President and Chief
                                   Financial Officer, Carrier Corporation
 William H. Trachsel.........   56 Senior Vice President, General Counsel and
                                   Secretary of Parent since 1998; previously
                                   Vice President, Secretary and Deputy General
                                   Counsel of Parent
 Andre Villeneuve*...........   54 Director of Parent since 1997; Executive
                                   Director of Reuters Holdings PLC, London,
                                   England; member of Reuters' board; Chairman
                                   of Instinet Corp., Reuters' electronic
                                   brokerage subsidiary; Director of CGU plc
 Harold Wagner*..............   63 Director of Parent since 1994; Chairman and
                                   Chief Executive Officer, Air Products and
                                   Chemicals, Inc., Allentown, PA; previously
                                   Chairman, President and Chief Executive
                                   Officer, Air Products and Chemicals, Inc.;
                                   also Director of CIGNA Corporation; Daido-
                                   Hoxan; Member of The Business Council; the
                                   Policy Committee of The Business Roundtable;
                                   Member of the Pennsylvania Business
                                   Roundtable; has served on the Board of
                                   Trustees of Lehigh University

  Purchaser. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the director and executive officer of Purchaser. Except as otherwise noted, the business address of such person is One Financial Plaza, Hartford, CT 06101. Unless otherwise indicated, such person is a citizen of the United States.

                                   Present Principal Occupation or Employment;
 Name, Citizenship and             Material Positions Held During the Past Five
 Current Business Address      Age Years
 ----------------------------  --- --------------------------------------------
 Ari Bousbib.................   38 Director of Purchaser since June 1999;
  Citizenship:                     President of Purchaser since June 1999; Vice
  French/Portuguese                President, Strategic Planning of Parent
                                   since 1997; previously Managing Director,
                                   the Strategic Partners Group; Partner, Booz,
                                   Allen & Hamilton

 The Depositary in the United States
                 is:

                                              The Depositary in Canada is:

           Citibank, N.A.

                                            Montreal Trust Company of Canada
             By Courier:                        Reorganization Department
                                            151 Front Street West--8th Floor
       915 Broadway, 5th Floor                   Toronto, Ontario M5J2N1
         New York, NY 10010

                                                   Tel: (416) 981-9633
              By Mail:                          Toll free: (800) 663-9097
                                                   Fax: (416) 981-9600
           Citibank, N.A.
            P.O. Box 685
         Old Chelsea Station
         New York, NY 10113

              By Hand:
           Citibank, N.A.
       Corporate Trust Window
     111 Wall Street, 5th Floor
         New York, NY 10043

Facsimile for Eligible Institutions:
           (212) 505-2248

      To Confirm By Telephone:
           (800) 270-0808

                           The Information Agent is:

                            Georgeson & Company Inc.

          United States:                                Canada:
         Wall Street Plaza                  Commerce Court West, Suite 1925
     New York, New York 10005               Toronto, Ontario M5L 1B9, Canada
     Toll free: (800) 223-2064                 Toll free: (800) 890-1037
   Banks & Brokers Call Collect:
          (212) 440-9800

                  The Dealer Manager in the United States is:

                           Salomon Smith Barney Inc.
                              7 World Trade Center
                                   31st Floor
                            New York, New York 10048
                           Toll free: (800) 221-1629